UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Arch Coal, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

STEVEN F. LEER Chairman and Chief Executive Officer

March 16, 2012

Dear fellow stockholder:

        You are cordially invited to attend our annual meeting of stockholders on Thursday, April 26, 2012. We will hold the meeting at 10:00 a.m., Central Time, in the lower level auditorium at our headquarters located at CityPlace One, One CityPlace Drive, St. Louis, Missouri 63141. You can find maps with directions to our headquarters near the back of the proxy statement that accompanies this letter.

        In connection with the annual meeting, we have enclosed a notice of the meeting, a proxy statement and a proxy card. We have also enclosed a copy of our annual report for 2011 which contains detailed information about us and our operating and financial performance.

        I hope that you will be able to attend the meeting, but I know that not every stockholder will be able to do so. Whether or not you plan to attend, I encourage you to vote your shares. You may vote by telephone or via the Internet, or complete, sign and return the enclosed proxy card in the postage-prepaid envelope, also enclosed. The prompt execution of your proxy will be greatly appreciated.

Sincerely,

STEVEN F. LEER Chairman of the Board and Chief Executive Officer

ARCH COAL, INC.
1 CityPlace Drive, Suite 300                    St. Louis, Missouri 63141                     t: (314) 994-2700

One CityPlace Drive, Suite 300
St. Louis, Missouri 63141

March 16, 2012

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 26, 2012

        The annual meeting of stockholders (the "Annual Meeting") of Arch Coal, Inc. will be held in the lower level auditorium at our headquarters located at CityPlace One, One CityPlace Drive, St. Louis, Missouri 63141 on Thursday, April 26, 2012 at 10:00 a.m., Central Time, for the following purposes:

    (1)
    To elect the five nominees for director named in the attached proxy statement;

    (2)
    To ratify the appointment of Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the year ending December 31, 2012;

    (3)
    To vote on an advisory resolution to approve executive compensation;

    (4)
    To consider one stockholder proposal described in the accompanying proxy statement, if properly presented at the Annual Meeting; and

    (5)
    To transact any other business that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

        The close of business on March 1, 2012 has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. This Notice, the proxy statement and the form of proxy/voting instruction card are first being sent or made available to stockholders on or about March 16, 2012.

        An admittance card or other proof of ownership is required to attend the Annual Meeting.    If you are a stockholder of record, please retain the admission card printed on the enclosed proxy card for this purpose. If your shares are held by a bank, broker or other nominee, you will have to request that such person in whose name the shares are held to provide you with evidence of your beneficial ownership, such as a current broker's statement.

By Order of the Board of Directors

ROBERT G. JONES
Senior Vice President-Law, General Counsel and Secretary

YOUR VOTE IS IMPORTANT
YOU ARE URGED TO VOTE YOUR SHARES VIA THE INTERNET, BY TOLL-FREE TELEPHONE NUMBER OR BY SIGNING, DATING AND PROMPTLY RETURNING YOUR PROXY CARD IN THE ENCLOSED ENVELOPE.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

When and Where is the 2012 Annual Meeting of Stockholders Being Held?

        The 2012 annual meeting of stockholders (the "Annual Meeting") of Arch Coal, Inc., a Delaware corporation ("Arch" or the "Company"), will be held on Thursday, April 26, 2012. The Annual Meeting will be held at 10:00 a.m., Central Time, in the lower level auditorium at our headquarters located at CityPlace One, One CityPlace Drive, St. Louis, Missouri 63141. You can find maps with directions to our headquarters under "Directions to the Annual Meeting" in this proxy statement.

Who May Vote at the Annual Meeting?

        Stockholders of the Company at the close of business on March 1, 2012, the record date for the Annual Meeting, are entitled to receive notice of and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting. On the record date, Arch had 212,075,792 shares of common stock outstanding.

Who Can Attend the Annual Meeting?

        All Arch stockholders on the record date are invited to attend the Annual Meeting. Each stockholder planning to attend the Annual Meeting will be asked to present valid photo identification, such as a driver's license or passport. In addition, each stockholder must present his or her admission ticket, which is a portion of the enclosed proxy card. Please tear off the ticket at the perforation. If your shares are not registered in your name and you would like to attend the Annual Meeting, please ask the broker, trust, bank or other nominee in whose name the shares are held to provide you with evidence of your beneficial ownership, such as a current broker's statement.

        No cameras, camcorders, videotaping equipment, other recording devices or large packages will be permitted in the Annual Meeting. Photographs may be taken by Arch employees or independent contractors at the Annual Meeting, and those photographs may be used by Arch. By attending the Annual Meeting, you will be agreeing to Arch's use of those photographs and waive any claim or rights with respect to those photographs and their use.

What Items Will Be Voted On at the Annual Meeting?

        Stockholders will vote on four items at the Annual Meeting:

        Management Proposals:

  •
  The election of five director nominees to the board of directors (the "Board") of the Company (Proposal No. 1);

  •
  Ratification of the appointment of Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the year ending December 31, 2012 (Proposal No. 2);

  •
  To vote on an advisory resolution to approve executive compensation (Proposal No. 3); and

        Stockholder Proposal:

  •
  One stockholder proposal (Proposal No. 4).

What Are the Board's Voting Recommendations?

        The Board recommends you vote your shares:

        Management Proposals:

  •
  "FOR" each of the director nominees to the Board (Proposal No. 1);

  •
  "FOR" the ratification of the appointment of Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the year ending December 31, 2012 (Proposal No. 2);

  •
  "FOR" the advisory resolution to approve executive compensation (Proposal No. 3); and

        Stockholder Proposal:

  •
  "AGAINST" the stockholder proposal (Proposal No. 4).

How Do I Vote?

        If your shares are registered in the name of a nominee, including your broker or bank, follow the instructions provided by your nominee to vote your shares. In most instances, you will be able to vote over the telephone, via the Internet, or by mail. If your shares are registered in your name:

          You may vote in person at the Annual Meeting.    You can find maps with directions to our headquarters under "Directions to the Annual Meeting" in this proxy statement.

          You may vote by telephone.    You can vote by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on the day before the Annual Meeting. If you vote by telephone, you do not need to return your proxy card.

          You may vote via the Internet.    The website for Internet voting is on your proxy card. Internet voting is available 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on the day before the Annual Meeting. If you vote via the Internet, you do not need to return your proxy card.

          You may vote by mail.    If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

Can I Change My Vote Once I Vote By Telephone, Mail or Via the Internet?

        Yes. You have the right to change or revoke your proxy (1) at any time before the Annual Meeting by (a) notifying Robert G. Jones, Arch's Secretary, in writing, or (b) returning a later-dated proxy card; or (2) by voting in person at the Annual Meeting.

 How Many Votes Do I Have?

        You have one vote for each share of our common stock that you owned at the close of business on the record date. These shares include:

  •
  Shares registered directly in your name with our transfer agent, for which you are considered the "stockholder of record;"

  •
  Shares held for you as the beneficial owner through a broker, bank, or other nominee in "street name;" and

  •
  Shares credited to your account in our employee thrift plan.

How Do I Vote My Shares in the Dividend Reinvestment Plan or the Direct Stock Purchase Plan?

        If you participate in our dividend reinvestment plan or our direct stock purchase plan, your proxy will also serve as an instruction to vote the whole shares you hold under those plans in the manner indicated on the proxy. If your proxy is not received, the shares you hold in those plans will not be voted.

How Do I Vote My Shares Held in the Employee Thrift Plan?

        If you are both a registered stockholder and a participant in our employee thrift plan, you will receive a single proxy card that covers shares of our common stock credited to your plan account as well as shares of record registered in exactly the same name. Accordingly, your proxy card also serves as a voting instruction for the trustee of the plan. If your plan account is not carried in exactly the same name as your shares of record, you will receive separate proxy cards for individual and plan holdings. If you own shares through this plan and you do not return your proxy by April 16, 2012, the trustee will vote your shares in the same proportion as the shares that are voted by the other participants in the plan. The trustee will also vote unallocated shares of our common stock held in the plan in direct proportion to the voting of allocated shares in the plan for which voting instructions have been received unless doing so would be inconsistent with the trustee's duties.

Is My Vote Confidential?

        Yes. Voting tabulations are confidential except in extremely limited circumstances. Such limited circumstances include contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us and when a stockholder's written comments appear on a proxy or other voting material.

What Happens If I Do Not Give Specific Voting Instructions?

        Stockholders of Record.    If you are a stockholder of record and you either indicate when voting that you wish to vote as recommended by the Board or you sign and return a proxy card without giving specific voting instructions on any one or more matters, the proxy holders will vote your shares in the manner recommended by the Board on all such matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. See the section entitled "Other Matters" below.

        Beneficial Owners of Shares Held in Street Name.    If you are a beneficial owner of shares held in street name and you do not provide the organization that holds your shares with specific voting instructions, under the rules of applicable national securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive specific instructions from you on how to vote your shares on a non-routine matter, such organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote."

Which Ballot Measures Are Considered "Routine" or "Non-Routine"?

        The ratification of the appointment of Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the year ending December 31, 2012 (Proposal No. 2) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

        The election of directors (Proposal No. 1), the advisory resolution to approve executive compensation (Proposal No. 3), and the stockholder proposal (Proposal No. 4) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals No. 1, No. 3 and No. 4.

What Is the Voting Requirement to Approve Each of the Proposals?

        For Proposal No. 1, the five nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them will be elected as directors to serve until their terms expire and until their successors are duly elected and qualified. Abstentions are not counted for the purpose of the election of directors, and broker non-votes will have no effect on the voting results.

        Approval of Proposals No. 2, No. 3 and No. 4 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting. Abstentions and broker non-votes will have no effect on the voting results with respect to these matters.

What "Quorum" Is Required for the Annual Meeting?

        In order to have a valid stockholder vote, a quorum must exist at the Annual Meeting. For the Company, a quorum exists when stockholders holding a majority of the outstanding shares of common stock are present or represented at a meeting. For these purposes, shares that are present or represented by proxy at the Annual Meeting will be counted toward a quorum, regardless of whether the holder of the shares or proxy fails to vote on a particular matter or whether a broker with discretionary voting authority fails to exercise such authority with respect to any particular matter.

Where Can I Find the Voting Results?

        We intend to announce preliminary voting results at the Annual Meeting. We will publish the final results in a Current Report on Form 8-K, which we expect to file within four business days after the Annual Meeting is held. You can obtain a copy of the Form 8-K by logging on to our website at archcoal.com, by calling the Securities and Exchange Commission (SEC) at 800-SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at sec.gov. Information on our website does not constitute part of this proxy statement.

 DIRECTORS AND CORPORATE GOVERNANCE PRACTICES

Overview

        Arch is dedicated to being a market-driven global leader in the coal industry and to creating superior long-term stockholder value. It is our policy to conduct our business with integrity and an unrelenting passion for providing the best value to our customers. All of our corporate governance materials, including the Corporate Governance Guidelines, our Code of Business Conduct and our board committee charters, are published under "Corporate Governance" in the Investors section of our website at archcoal.com. Information on our website does not constitute part of this proxy statement. The Board regularly reviews these materials, Delaware law, the rules and listing standards of the New York Stock Exchange and SEC regulations, as well as best practices suggested by recognized governance authorities, and modifies the materials as warranted.

        Our certificate of incorporation and bylaws provide for a Board that is divided into three classes as equal in size as possible. The classes have three-year terms, and the term of one class expires each year in rotation at that year's annual meeting. The size of the Board can be changed by a two-thirds vote of its members. There are currently 14 members of the Board:

James R. Boyd	Steven F. Leer
John W. Eaves	George C. Morris III
David D. Freudenthal	A. Michael Perry
Patricia Fry Godley	Robert G. Potter
Douglas H. Hunt	Theodore D. Sands
Brian J. Jennings	Wesley M. Taylor
J. Thomas Jones	Peter I. Wold

        The Board met ten times during 2011. Each current director attended at least 75% of the aggregate of all of the meetings of the Board and committees on which he or she served and attended the Company's 2011 annual stockholders meeting. Under the Company's Corporate Governance Guidelines, each director is expected to spend the time needed and meet as frequently as necessary to properly perform their duties and responsibilities, including attending annual and special meetings of the stockholders, the Board and committees of which he or she is a member.

Corporate Governance Guidelines and Code of Business Conduct

  Corporate Governance Guidelines

        The Board has adopted Corporate Governance Guidelines, which sets forth a framework within which the Board, assisted by its committees, directs the affairs of the Company. These Guidelines address, among other items, the composition and functions of the Board, director independence, stock ownership by and compensation of directors, and director qualification standards.

  Code of Conduct

        The Company has adopted the Code of Business Conduct, which is applicable to all employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer, as well as all directors of the Company.

        The Corporate Governance Guidelines and the Code of Business Conduct are available on the Company's website under the "Corporate Governance" heading in the "Investors" section at archcoal.com and in print to any stockholder who requests them from the Company's Secretary. We intend to post amendments to or waivers from (to the extent applicable to one of our directors or executive officers) the Code of Business Conduct at the same location on our website. Information on our website does not constitute part of this proxy statement.

Director Independence

        It is the Board's objective to have a substantial number of directors who are independent. The Corporate Governance Guidelines incorporates the criteria established by the New York Stock Exchange to assist the Board in determining whether a director is independent. The Board has determined, in its judgment, that all but two members, Steven F. Leer and John W. Eaves, each of whom are executive officers, meet the New York Stock Exchange standards for independence. The independent members of the Board meet regularly without any members of management present. These sessions are normally held following or in conjunction with regular Board meetings. Mr. James R. Boyd, chairman of the Nominating and Corporate Governance Committee and lead director, serves as the presiding director during executive sessions of the Board.

        All members of our Audit, Nominating and Corporate Governance and Personnel and Compensation Committees must be independent directors in accordance with our corporate governance guidelines. Members of the Audit Committee must also satisfy a separate SEC independence requirement, which provides that they may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their directors' compensation.

Leadership Structure

        Mr. Leer has served as both the chairman of our Board and our chief executive officer since being appointed as chairman in April 2006. Mr. Boyd served as the chairman of our Board from 1998 until April 2006 and has served as our lead director since stepping down as the chairman. The responsibilities of the lead independent director include consulting with the chairman of the Board regarding agendas for Board meetings and presiding over meetings of the Board during executive sessions of the independent directors.

        The Board has no fixed policy with respect to the separation of the offices of chairman and chief executive officer. Instead, the Board retains the discretion to make this determination on a case-by-case basis from time to time as it deems to be in the best interest of the Company and our stockholders at any given time. In weighing the structure of the chairman's role, the Board believes that the current Board leadership structure has been appropriate because it recognizes that the Company has benefitted from one person speaking for and leading the Company and the Board in order to promote unified leadership and direction, particularly given Mr. Leer's long history with the Company. In addition, the Board believes that Mr. Leer has served effectively as a liaison between the Board and management by serving the Company in both capacities. In addition to retaining a strong lead independent director, the Company's governance structure provides effective oversight of the Board through the following:

  •
  all but two members of our Board are independent;

  •
  the Board has established and follows robust Corporate Governance Guidelines, which are routinely reviewed by the Board and are publicly available on our website;

  •
  our Nominating and Corporate Governance Committee, Personnel and Compensation Committee and Audit Committee are all composed solely of independent directors; and

  •
  our independent directors meet regularly in scheduled executive sessions.

        As has been previously disclosed, Mr. Leer intends to retire from his position as chief executive officer of the Company after the Annual Meeting, while continuing to serve on the Board. The Board will make a determination on the chairman role of the Board at the Board meetings that coincide with the Annual Meeting and will implement the leadership structure that it determines to be in the best interest of the Company and our stockholders at that time.

        The entire Board is responsible for oversight of the company's risk management processes. Our Vice President of Enterprise Risk Management oversees risk management efforts, provides periodic reports to the Board's Audit Committee and provides reports to our Board at least once per year. In addition, the Board and its standing committees periodically request supplemental information or reports as they deem appropriate.

Director Qualifications, Diversity and Biographies

        The Corporate Governance Guidelines provide that our Nominating and Corporate Governance Committee and Board will nominate candidates for our board of directors who possess the following principal qualities: strength of character, an inquiring and independent mind, practical wisdom, and mature judgment. In addition to these qualities, the selection criteria for nomination include recognized achievement, an ability to contribute to some aspect of our business, and the willingness to make the commitment of time and effort required of a director.

        As described in more detail below, our Board believes that each of our directors meets such criteria and has attributes and experience that make him or her well qualified to serve. While we do not have a formal diversity policy, in order to find the most valuable talent available to meet these criteria, our Board generally considers candidates diverse in geographic origin, gender, ethnic background, and professional experience (private, public, and non-profit), pursuant to our Corporate Governance Guidelines. Our goal is to include members with the skills and characteristics that, taken together, will assure a strong Board.

        Our directors have diverse backgrounds and provide experience and expertise in a number of critical areas. The Nominating and Corporate Governance Committee considers the particular experience, attributes, reputation and qualifications of directors standing for re-election and potential nominees for election, as well as the needs of our Board as a whole and its individual committees. In nominating candidates for election by our stockholders, both the Nominating and Corporate Governance Committee and the Board act pursuant to these guidelines. Both the Nominating and Corporate Governance Committee and the Board assess the effectiveness of corporate governance policies, including with respect to diversity, through completion of an annual evaluation process.

        The Nominating and Corporate Governance Committee has identified nine areas of expertise that are particularly relevant to service on the Board and has identified the directors whose key areas of expertise qualify them for each of the listed categories. The categories identified by the Nominating and Corporate Governance Committee are:

          CEO/Senior Management — Experience working as a chief executive officer or senior officer of a major public or private company or non-profit entity.

          Energy — Extensive knowledge and experience in the energy industry, either as a senior executive of an energy company, as a senior executive of a customer of an energy company or through legal or regulatory experience on energy matters.

          Environmental and Safety — A thorough understanding of safety and environmental issues and energy industry regulations.

          Finance and Accounting — Senior executive-level experience in financial accounting and reporting, auditing, corporate finance and/or internal controls.

          Governance/Board — Prior or current experience as a board member of a major organization (private, public or non-profit).

          Government Relations — Experience in or a strong understanding of the workings of government and public policy on a local, state and national level.

          Human Resources and Compensation — Senior executive-level experience or membership on a board compensation committee with an extensive understanding of compensation programs, particularly compensation programs for executive-level employees and incentive based compensation programs.

          Marketing — Senior executive-level experience in marketing combined with a strong working knowledge of our markets, customers and strategy.

          Strategic Planning — Senior executive-level experience in strategic planning for a major public, private or non-profit entity.

        The following is a list of our directors, their ages as of March 1, 2012, their occupation during the last five years and certain other biographical information, including the areas of expertise where each director or nominee is most skilled:

CLASS III DIRECTORS WHO ARE UP FOR ELECTION AT THE ANNUAL MEETING

Director	Areas of Expertise	Occupation and Other Information
Governor David D. Freudenthal Age 61 Director since 2011	CEO/Senior Management Energy Governance/Board Government Relations Strategic Planning	Since June 2011, Governor Freudenthal has been Senior Counsel with the law firm of Crowell & Moring, LLC. Governor Freudenthal served as the Governor of Wyoming from 2003 until January 2011. Prior to his service as governor, he served as U.S. Attorney for the District of Wyoming. Governor Freudenthal currently serves as an Adjunct Professor at the University of Wyoming.

Governor Freudenthal contributes to the mix of experience and qualifications the Board seeks to maintain primarily through his experience as Governor for the State of Wyoming. This experience has provided Governor Freudenthal with a significant understanding of the regulatory and governmental issues facing the Company in our daily operations.

Director	Areas of Expertise	Occupation and Other Information
Patricia F. Godley Age 63 Director since 2004	Energy Environmental and Safety Governance/Board Government Relations Human Resources and Compensation Strategic Planning	Since 1998, Ms. Godley has been a partner with the law firm of Van Ness Feldman, practicing in the areas of economic and environmental regulation of electric utilities and natural gas companies. Ms. Godley is also a director of the United States Energy Association.

Ms. Godley contributes to the mix of experience and qualifications the Board seeks to maintain primarily through her work as an attorney in the areas of economic and environmental regulations. This experience has provided Ms. Godley with an in-depth knowledge of the ever changing regulatory environment that the Company faces, and dealing with governmental agencies in this regulatory environment. From her work in this area, she also has an extensive background in the energy industry and the environmental issues facing the Company.

Director	Areas of Expertise	Occupation and Other Information
Wesley M. Taylor Age 69 Director since 2005	CEO/Senior Management Energy Environmental and Safety Governance/Board Government Relations Human Resources and Compensation Marketing Strategic Planning	Mr. Taylor was President of TXU Generation, a company engaged in electricity infrastructure ownership and management. Mr. Taylor served at TXU for 38 years prior to his retirement in 2004. Mr. Taylor also serves on the board of directors of FirstEnergy Corporation.

Mr. Taylor contributes to the mix of experience and qualifications the Board seeks to maintain primarily through his experience with TXU Generation, as well as his service as a member of the board of directors of FirstEnergy Corporation. Mr. Taylor's experience has provided him with a strong background in the energy industry. In addition, as President of TXU Generation, Mr. Taylor brings to our Board the experience of guiding a company in all aspects of its day-to-day operations.

Director	Areas of Expertise	Occupation and Other Information
Peter I. Wold Age 64 Director since 2010	CEO/Senior Management Energy Environmental and Safety Finance and Accounting Governance/Board Government Relations Strategic Planning	Mr. Wold is President and co-owner of Wold Oil Properties, Inc., an oil and gas exploration and production company. He is also Vice President of American Talc Company, a corporation that mines and processes talc in Western Texas. He presently chairs the Wyoming Enhanced Oil Recovery Commission and is a director of the Oppenheimer Funds, Inc. New York Board. Mr. Wold has also served in the Wyoming House of Representatives and as a director of the Denver Branch of the Kansas City Federal Reserve Bank.

Mr. Wold contributes to the mix of experience and qualifications the Board seeks to maintain primarily through his experience as President of Wold Oil Properties, Inc., as well as his positions with Oppenheimer Funds, Inc. and the Kansas City Federal Reserve Bank. This experience has provided Mr. Wold with a deep understanding of the financial hurdles and constraints companies face in today's economy. In addition, as head of an energy company, Mr. Wold has a strong understanding of the environmental and other regulatory issues the Company faces, particularly in the West.

CLASS II DIRECTORS WHO ARE UP FOR ELECTION AT THE ANNUAL MEETING AND
WHOSE TERM EXPIRES AT THE 2014 ANNUAL MEETING

Director	Areas of Expertise	Occupation and Other Information
George C. Morris III Age 56 Director since 2012	CEO/Senior Management Energy Finance and Accounting Governance/Board Strategic Planning	Since March 2009, Mr. Morris has served as President of Morris Energy Advisors, Inc. From December 2006 until his retirement in March 2009, Mr. Morris served as a managing director at Merrill Lynch & Co. Prior to 2006, Mr. Morris served as a managing director of investment banking at Petrie Parkman & Co. until its acquisition by Merrill Lynch & Co. in 2006, and also previously served as a managing director of investment banking at Simmons & Company International, as a director of investment banking at Merrill Lynch & Co. and as a director of investment banking at The First Boston Corporation. Mr. Morris also serves on the board of directors of Calumet GP, LLC, the general partner of Calumet Specialty Products Partners, L.P.

Mr. Morris contributes to the mix of experience and qualifications the Board seeks to maintain primarily through his experience and roles with a variety of investment companies, including his most recent role as a managing director at Merrill Lynch & Co. His experience in advising clients of investment companies provides Mr. Morris with a strong understanding of the financial hurdles public companies face, including the various financing avenues available for a company. In addition, his board member experience adds additional valuable management and oversight knowledge to our Board.

THE FOLLOWING CLASSES OF DIRECTORS ARE NOT UP FOR ELECTION AT THE
ANNUAL MEETING

CLASS I DIRECTORS WHOSE TERM EXPIRES AT THE 2013 ANNUAL MEETING

Director	Areas of Expertise	Occupation and Other Information
Brian J. Jennings Age 51 Director since 2006	CEO/Senior Management Energy Finance and Accounting Human Resources and Compensation Strategic Planning	Since February 2009, Mr. Jennings has been President and Chief Executive Officer of Rise Energy Partners, L.P. From February 2007 to June 2008, Mr. Jennings served as Chief Financial Officer of Energy Transfer Partners GP, L.P., the general partner of Energy Transfer Partners, L.P., a publicly-traded partnership owning and operating intrastate and interstate natural gas pipelines. From 2004 to 2006, Mr. Jennings served as Senior Vice President-Corporate Finance and Development and Chief Financial Officer of Devon Energy Corporation.

Mr. Jennings contributes to the mix of experience and qualifications the Board seeks to maintain through his experience as a senior officer in a variety of energy companies, with particular focus on financial and accounting oversight. With his experience, Mr. Jennings brings to the Board a strong understanding of the financial and accounting issues the Company faces in our industry. We believe that this experience allows Mr. Jennings to efficiently and effectively chair our Audit Committee.

Director	Areas of Expertise	Occupation and Other Information
Steven F. Leer Age 59 Director since 1992	CEO/Senior Management Energy Environmental and Safety Finance and Accounting Governance/Board Government Relations Marketing Human Resources and Compensation Strategic Planning
Mr. Leer has been our Chief Executive Officer since 1992. From 1992 to 2006, Mr. Leer also served as our President. In 2006, Mr. Leer became Chairman of the board of directors. Mr. Leer also serves on the boards of the Norfolk Southern Corporation, USG Corp., the Business Roundtable, the University of the Pacific, Washington University and is past chairman of the Coal Industry Advisory Board. Mr. Leer is past chairman and continues to serve on the boards of the Center for Energy and Economic Development, the National Coal Council and the National Mining Association.

Mr. Leer contributes to the mix of experience and qualifications the Board seeks to maintain primarily through his position as Chief Executive Officer and Chairman of the Company. As Chief Executive Officer and Chairman, Mr. Leer has in-depth knowledge of all aspects of the Company's business and close working relationships with all of the Company's senior executives.

Director	Areas of Expertise	Occupation and Other Information
Robert G. Potter Age 72 Director since 2001	CEO/Senior Management Environmental and Safety Finance and Accounting Governance/Board Marketing Human Resources and Compensation Strategic Planning	Mr. Potter was Chairman and Chief Executive Officer of Solutia, Inc. from 1997 until his retirement in 1999. He is also an investor in several private companies and has served as a member of the board of directors for six other companies.

Mr. Potter contributes to the mix of experience and qualifications the Board seeks to maintain primarily through his roles with Solutia, Inc. As a former Chairman and Chief Executive Officer of Solutia, Inc., Mr. Potter has the experience overseeing the operations of a large public company. This experience has provided him with a strong understanding of the long-term planning requirements for a large public company, as well as an in-depth knowledge of the corporate governance required for a public company.

Director	Areas of Expertise	Occupation and Other Information
Theodore D. Sands Age 66 Director since 1999	Energy Finance and Accounting Governance/Board Human Resources and Compensation Strategic Planning	Since 1999, Mr. Sands has served as President of HAAS Capital, LLC, a private consulting and investment company. Mr. Sands served as Managing Director, Investment Banking for the Global Metals/Mining Group of Merrill Lynch & Co. from 1982 until 1999. Mr. Sands has also served as a member of the board of directors for several other companies.

Mr. Sands contributes to the mix of experience and qualifications the Board seeks to maintain primarily through his role at Merrill Lynch and as the head of a private investment company. In leading an investment company in today's economy, Mr. Sands has a strong understanding of the financial hurdles public companies face, as well as an in-depth knowledge of the various financing avenues available for a company. In addition, his past experience as a board member for several other companies adds valuable prior oversight experience to our existing board of directors.

CLASS II DIRECTORS WHOSE TERM EXPIRES AT THE 2014 ANNUAL MEETING

Director	Areas of Expertise	Occupation and Other Information
James R. Boyd Age 65 Director since 1990	CEO/Senior Management Energy Environmental and Safety Finance and Accounting Governance/Board Marketing Human Resources and Compensation Strategic Planning	Mr. Boyd served as chairman of the board of directors from 1998 to 2006, when he was appointed our lead director. Mr. Boyd served as Senior Vice President and Group Operating Officer of Ashland Inc. from 1989 until his retirement in 2002. Mr. Boyd also serves on the board of directors of Halliburton Inc.

Mr. Boyd contributes to the mix of experience and qualifications the Board seeks to maintain primarily through his years of experience in senior management at Ashland Inc. and his other public company board experience. At Ashland Inc., Mr. Boyd was a senior executive, charged with oversight of key aspects of the company's daily operations. In addition, his experience serving on the board of Halliburton Inc. brings additional insight over the management of large public companies. As a result of this experience, Mr. Boyd brings to our Board in-depth knowledge of the energy industry, corporate governance and company oversight, an extensive understanding of our markets and customers, and a strong understanding of finance and executive management.

Director	Areas of Expertise	Occupation and Other Information
John W. Eaves Age 54 Director since 2006	CEO/Senior Management Energy Environmental and Safety Governance/Board Government Relations Marketing Human Resources and Compensation Strategic Planning	Mr. Eaves has been our President and Chief Operating Officer since 2006. From 2002 to 2006, Mr. Eaves served as our Executive Vice President and Chief Operating Officer. Mr. Eaves also serves on the board of directors of COALOGIX.

Mr. Eaves contributes to the mix of experience and qualifications the Board seeks to maintain primarily through his position as President and Chief Operating Officer of the Company. As President and Chief Operating Officer, and as a result of the experience he has gained during his tenure with the Company, Mr. Eaves has intimate knowledge of all aspects of the Company's business and close working relationships with all of the Company's senior executives. In addition, as Chief Operating Officer, Mr. Eaves has an extensive understanding of the Company's industry and customer base.

Director	Areas of Expertise	Occupation and Other Information
Douglas H. Hunt Age 59 Director since 1995	CEO/Senior Management Energy Environmental and Safety Human Resources and Compensation Strategic Planning	Since 1995, Mr. Hunt has served as Director of Acquisitions of Petro-Hunt, LLC, a private oil and gas exploration and production company.

Mr. Hunt contributes to the mix of experience and qualifications the Board seeks to maintain primarily through his long-time position as a senior officer for Petro-Hunt, LLC. As Director of Acquisitions of Petro-Hunt, LLC, Mr. Hunt has significant experience as a senior officer in the energy industry and in the strategic planning of companies as they look to grow their business.
J. Thomas Jones Age 62 Director since 2010	CEO/Senior Management Governance/Board Government Relations Human Resources and Compensation Strategic Planning
Mr. Jones has been Chief Executive Officer of West Virginia United Health System located in Fairmont, West Virginia since 2002. From 2000 to 2002, Mr. Jones served as Chief Executive Officer of Genesis Hospital System in Huntington, West Virginia. Mr. Jones is also a director of Premier, Inc. and Health Partners Network.

Mr. Jones contributes to the mix of experience and qualifications the Board seeks to maintain primarily through his services as Chief Executive Officer of health systems in the State of West Virginia. Being in charge of companies in a heavily regulated industry, Mr. Jones brings the valuable experience of assisting a company navigate through an ever changing regulatory background. In addition, as a senior officer, Mr. Jones brings strong experience in handling key financial decisions for the long-term benefit of a company.

Director	Areas of Expertise	Occupation and Other Information
A. Michael Perry Age 75 Director since 1998	CEO/Senior Management Energy Finance and Accounting Governance/Board Government Relations Strategic Planning	Mr. Perry served as Chairman of Bank One, West Virginia, N.A. from 1993 and as its Chief Executive Officer from 1983 until his retirement in 2001. Mr. Perry also serves on the board of directors of Champion Industries, Inc.

Mr. Perry contributes to the mix of experience and qualifications the Board seeks to maintain primarily through his service with Bank One, West Virginia, N.A., together with his membership on other boards. As a result of this experience, Mr. Perry brings to the Board a strong finance and accounting background, and has experience in handling, as a senior executive in charge of a financial institution and as a board member of other companies, the long-term strategic planning of a corporation.

Board Meetings and Committees

        The Board has the following five committees: Nominating and Corporate Governance, Finance, Personnel and Compensation, Audit and Energy and Environmental Policy. The table below contains information concerning the membership of each of the committees as of December 31, 2011, and the number of times the Board and each committee met during 2011. Each director attended at least 75% of the total number of meetings of the Board and of the committees on which he or she serves. In addition, all directors attended last year's annual meeting.

	Board of Directors(1)	Nominating and Corporate Governance	Finance	Personnel and Compensation	Audit	Energy and Environmental Policy
Mr. Boyd	M	C			M
Mr. Eaves	M		M			M
Gov. Freudenthal	M				M	M
Ms. Godley	M	M			M	C
Mr. Hunt	M			M		M
Mr. Jennings	M		M		C
Mr. Jones	M		M		M
Mr. Leer	C		M
Mr. Perry	M	M			M
Mr. Potter	M	M		C
Mr. Sands	M		C	M		M
Mr. Taylor	M			VC		M
Mr. Wold	M		M	M		M
Number of 2011 meetings	10	9	7	6	7	5

C    Chair                             VC    Vice Chair                             M    Member

(1)
Mr. Morris is not included in the above table because he was elected to the Board in March 2012. In addition to being a member of the Board, he currently serves on the Audit and Finance Committees.

  Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee is responsible for the following items:

  •
  identifying individuals qualified to become directors and recommending candidates for membership on the Board and its committees, as described under the heading "Nomination Process for Election of Directors";

  •
  developing and recommending the corporate governance guidelines to the Board;

  •
  reviewing and recommending compensation of non-employee directors; and

  •
  reviewing the effectiveness of board governance, including overseeing an annual assessment of the performance of the Board and each of its committees.

        The Board has determined, in its judgment, that the Nominating and Corporate Governance Committee is composed entirely of independent directors as defined in the New York Stock Exchange listing standards and operates under a written charter adopted by the board of directors, a copy of which is published under "Corporate Governance" in the Investors section of our website at archcoal.com.

  Finance Committee

        The Finance Committee reviews and approves fiscal policies relating to our financial structure, including our debt, cash and risk management policies. The Finance Committee also reviews and recommends to the Board appropriate action with respect to significant financial matters, including dividends on our capital stock, major capital expenditures and acquisitions, and funding policies of our employee benefit plans.

  Personnel and Compensation Committee

        The Personnel and Compensation Committee is responsible for the following items:

  •
  reviewing and recommending to the board of directors the design of and associated payments related to the compensation programs for our named executive officers and other key personnel;

  •
  reviewing and recommending to the board of directors the participation of executives and other key management employees in the various compensation plans; and

  •
  monitoring our succession planning and management development practices.

        The Board has determined, in its judgment, that the Personnel and Compensation Committee is composed entirely of independent directors as defined in the New York Stock Exchange listing standards and operates under a written charter adopted by the entire board of directors, a copy of which is published under "Corporate Governance" in the Investors section of our website at archcoal.com. The report of the Personnel and Compensation Committee can be found under "Personnel and Compensation Committee Report" in this proxy statement.

  Audit Committee

        The Audit Committee is responsible for the following items:

  •
  monitoring the integrity of our consolidated financial statements, internal accounting, financial controls, disclosure controls and financial reporting processes;

  •
  confirming the qualifications and independence of our independent registered public accounting firm;

  •
  evaluating the performance of our internal audit function and our independent registered public accounting firm; and

  •
  reviewing our compliance with legal and regulatory requirements.

        The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. The Board has determined, in its judgment, that the Audit Committee is composed entirely of independent directors in compliance with the New York Stock Exchange listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. The Audit Committee operates under a written charter adopted by the Board, a copy of which is published under "Corporate Governance" in the Investors section of our website at archcoal.com.

        The Board has also determined, in its judgment, that Mr. Jennings is an "audit committee financial expert" and that each member of the Audit Committee is "financially literate." Our corporate governance guidelines do not currently restrict the number of audit committees of public companies on which members of our Audit Committee may serve. The Board has determined that none of the members of the Audit Committee currently serves on the audit committees of more than three public companies. The report of the Audit Committee can be found under "Audit Committee Report" in this proxy statement.

  Energy and Environmental Policy Committee

        The Energy and Environmental Policy Committee reviews, assesses and provides advice to the Board on current and emerging energy and environmental policy trends and developments that affect or could affect us. In addition, the Energy and Environmental Policy Committee makes recommendations concerning whether, and to what extent, we should become involved in current and emerging energy and environmental policy issues.

Director Retirement/Resignation Policies

        Our Board has a policy requiring members to resign from their position on the Board effective at the Company's annual meeting immediately following a member's 72nd birthday. Vacancies on the Board may be filled by a majority of the remaining directors. A director elected to fill a vacancy, or a new directorship created by an increase in the size of the Board, serves for the remainder of the full term of the class of directors in which the vacancy or newly created directorship occurred. Two of the Company's directors, Mr. Perry and Mr. Potter, have offered their resignations under this policy, but the Board has requested that they continue their service on the Board, and each has agreed, for an additional period of time not to extend past the 2013 annual meeting of stockholders.

        The Corporate Governance Guidelines requires any nominee for director in an uncontested election who receives a greater number of votes "withheld" from his or her election than votes "for" such election to offer his or her resignation to the Board. In the event a resignation is tendered, the Nominating and Corporate Governance Committee and the Board will evaluate the best interests of the Company and its stockholders and make a determination on the action to be taken with respect to such offered resignation, which may include (i) accepting the resignation, (ii) maintaining the director but addressing the underlying cause of the withheld votes, (iii) resolving that the director will not be re-nominated in the future for election, or (iv) rejecting the resignation. Following a determination by the Board, the Company will disclose the Board's decision in a filing with the Securities and Exchange Commission, a press release, or other broadly disseminated means of communication. Each nominee for election at the Annual Meeting has agreed to follow this policy as set forth in the Corporate Governance Guidelines.

Conflicts of Interest

        Our code of conduct reflects our policy that all of our employees, including the named executive officers, and directors must avoid any activity that creates, or may create, a conflict of interest that might interfere with the proper performance of their duties or that might be hostile, adverse or competitive with our business. In addition, each of our directors and executive officers is encouraged to notify our Board when confronted with any situation that may be perceived as a conflict of interest, even if the person does not believe that the situation would violate our Code of Business Conduct or Corporate Governance Guidelines. The Board will then determine, after consultation with counsel, whether a conflict of interest exists. Directors who have a material personal interest in a particular issue may not vote on any matters with respect to that issue.

Compensation Committee Interlocks and Insider Participation

        The identities of the directors who served on the Personnel and Compensation Committee during 2011 are set forth under the report of the Personnel and Compensation Committee under "Personnel and Compensation Committee Report" in this proxy statement. None of the directors who served on the Personnel and Compensation Committee during 2011 has been an officer or employee of Arch. None of our executives has served on the Board or compensation committee of any other entity that has or has had one or more executives serving as a member of our Board or compensation committee.

Nomination Process for Election of Directors

        The Nominating and Corporate Governance Committee has responsibility for assessing the need for new directors to address specific requirements or to fill a vacancy. The committee initiates a search for a new candidate seeking input from our chairman and from other directors. The committee may retain an executive search firm to identify potential candidates. All candidates must meet the requirements specified in our Corporate Governance Guidelines. Candidates who meet those requirements and otherwise qualify for membership on our Board are identified, and the committee initiates contact with preferred candidates. The committee regularly reports to the Board on the progress of the committee's efforts. The committee meets to consider and approve final candidates who are then presented to the Board for consideration and approval. Our chairman or the chairman of the Nominating and Corporate Governance Committee may extend an invitation to join the Board.

        Stockholder recommendations should be submitted in writing to Robert G. Jones, our secretary, and should include information regarding nominees required under our bylaws. Individuals recommended by stockholders will receive the same consideration received by individuals identified to the Nominating and Corporate Governance Committee through other means.

Communicating with the Board of Directors

        Our Board has established procedures intended to facilitate stockholder communication directly with the Board, the non-employee directors or the Audit Committee. Such communications may be confidential or anonymous, and may be reported by phone to our confidential hotline at 866-519-1881 or by writing to the individual directors or group in care of Arch Coal, Inc., One CityPlace Drive, Suite 300, St. Louis, Missouri 63141, Attention: Senior Vice President-Law, General Counsel and Secretary. All such communications are promptly communicated to the lead director, the chairman of the Audit Committee or our Director of Internal Audit, as appropriate.

 ELECTION OF DIRECTORS
(PROPOSAL NO. 1)

        A total of five directors are up for election at the Annual Meeting. The terms of four directors (Messrs. Freudenthal, Taylor and Wold and Ms. Godley) will expire at the Annual Meeting. Our Board has nominated each of those individuals for re-election for a three-year term that will expire in 2015. In addition, as part of the Board's succession planning process and upon the recommendation of the Nominating and Corporate Governance Committee, Mr. Morris was appointed to the Board in March 2012. It is our Board's policy to have each member of the Board that is appointed outside the normal annual stockholder meeting process to come up for election at the annual meeting immediately after such member is appointed to the Board. As a result, Mr. Morris has been nominated for election as a Class II Director, and if elected will serve a term that will expire at the 2014 annual meeting.

        The Board is not aware that any nominee will be unwilling or unable to serve as a director. All nominees have consented to be named in the proxy statement and to serve if elected. If, however, a nominee is unavailable for election, your proxy authorizes us to vote for a replacement nominee if the Board names one. As an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting.

Recommendation of the Board

        The Board recommends a vote "FOR" each nominee.

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL NO. 2)

        Ernst & Young LLP was our independent registered public accounting firm for 2011. The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for 2012. The Audit Committee and the Board are requesting that stockholders ratify this appointment. In the event the stockholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee believes such a change would be in our best interests and the best interests of our stockholders.

        Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and to respond to questions.

Fees Paid to Auditors

        The following table sets forth the fees accrued or paid to Ernst & Young LLP, the Company's independent registered public accounting firm, for the years ended December 31, 2011 and December 31, 2010:

	Fee
Service	2011	2010
Audit(1)	$2,399,372	$1,527,231
Audit-Related(2)	46,500	—
Tax(3)	151,136	—
All Other(4)	—	65,989

(1)
Audit services performed by Ernst & Young LLP in 2011 and 2010 included the annual financial statement audit (including required quarterly reviews) and other procedures performed by Ernst & Young LLP to form an opinion on our consolidated financial statements and to issue their consent to include their audit opinion in registration statements we filed with the SEC. Audit services in 2011 and 2010 also included the deliverance of comfort letters by Ernst & Young LLP in connection with the issuance of common stock and senior notes in offerings in June 2011 and the issuance of senior notes in an offering completed in September 2010.

(2)
Audit-related fees in 2011 relate to due diligence procedures performed by Ernst & Young LLP in connection with potential business acquisitions.

(3)
Fees for tax services and related expenses in 2011 related to tax advice and tax planning services performed by Ernst & Young LLP.

(4)
All other services performed by Ernst & Young LLP in 2010 include process review and assessment services.

        The Audit Committee has adopted an audit and non-audit services pre-approval policy that requires the committee, or the chairman of the committee, to pre-approve services to be provided by our independent registered public accounting firm. The Audit Committee will consider whether the services to be provided by the independent registered public accounting firm are prohibited by the SEC's rules on auditor independence and whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service. The Audit Committee is mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve such services. The Audit Committee has delegated to the chairman of the committee pre-approval authority between committee meetings, and the chairman must report any pre-approval decisions to the committee at the next regularly scheduled committee meeting. All non-audit services performed by Ernst & Young LLP in 2011 and 2010 were pre-approved in accordance with the procedures established by the Audit Committee.

Recommendation of the Board

        The Board recommends a vote "FOR" Proposal No. 2.

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION
(PROPOSAL NO. 3)

        Based on the voting results for the proposal considered by our stockholders at the 2011 annual meeting of stockholders regarding the frequency of stockholder votes on executive compensation, and the consideration of these results by the Board, the Board has adopted a policy to hold an annual advisory vote on executive compensation until the next required vote on the frequency of such advisory votes. We are required to hold such frequency votes at least every six years. We are seeking advisory stockholder approval of the compensation of named executive officers as disclosed in the section of this proxy statement entitled "Executive Compensation." Stockholders are being asked to vote on the following advisory resolution:

        "RESOLVED, that the stockholders advise that they approve the compensation of the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and any related material)."

        The compensation of our named executive officers (NEOs) is designed to tie a substantial percentage of a NEO's compensation to the attainment of financial and other performance measures that, the Board believes, promote the creation of long-term stockholder value and position the Company for long-term success. As described more fully in the Compensation Discussion and Analysis (CD&A), the total mix of compensation that the Company offers its NEOs is designed to enable the Company to attract and maintain top talent while, at the same time, creating a close relationship between performance and compensation. The Personnel and Compensation Committee and the Board believe that the design of the program, and as a result the compensation awarded to NEOs under the current program, fulfills this objective.

        Stockholders are urged to read the CD&A section of this Proxy Statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.

        Although the vote on this Proxy Item No. 3 is non-binding, the Board will review the voting results in connection with its ongoing evaluation of the Company's compensation program. The final decision on the compensation and benefits of our NEOs remains with the Board.

Recommendation of the Board

        The Board recommends a vote "FOR" the following resolution at the Annual Meeting:

        "RESOLVED, that the stockholders advise that they approve the compensation of the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and any related material)."

STOCKHOLDER PROPOSAL
(PROXY ITEM NO. 4)

        Our Company has received notice of the intention of stockholders to present the following proposal for voting at the Annual Meeting. The text of the stockholder proposal and supporting statements appear exactly as received, other than minor formatting changes, by our Company unless otherwise noted. All statements contained in a stockholder proposal and supporting statement are the sole responsibility of the proponent of that stockholder proposal. Our Company will provide the names, addresses and shareholdings (to our knowledge) of the proponents of the stockholder proposal upon oral or written request made to the Secretary of the Company.

        Our Board recommends that you vote "AGAINST" this proposal for the reasons set forth below.

  WHEREAS: In its 2009-2010 Corporate Social Responsibility Report, Arch Coal stated that "[i]n 2009 and 2010, Arch delivered its best environmental compliance years on record." and that it "adhere[s] to the requirements of the Clean Water Act ... at all levels of our operations." However, Arch recently incurred considerable legal liability and economic loss due to water pollution associated with its Appalachian mining, including mountaintop mining.

  In 2011, Arch agreed to pay $6 million to settle suits brought by the U.S. Environmental Protection Agency (EPA) and the states of West Virginia and Kentucky, and by conservation organizations, for water pollution violations at several of Arch's Appalachian mines. The violations included selenium discharges over twice the allowable limits and discharges of aluminum and total suspended solids at concentrations over 20 times above allowable limits. In late 2010, International Coal Group (ICG), Inc., recently acquired by Arch, agreed to pay a total of $752,450 to settle two cases alleging water pollution violations at Appalachian surface mines.

  In January 2011, EPA vetoed the Clean Water Act permit for Arch's 2,300-acre Spruce No. 1 Mine in West Virginia because the mountaintop mining would bury 6.6 miles of high-quality headwater streams, causing "unacceptable adverse effects on wildlife."

  Mountaintop mining, which involves depositing rock and soil in valleys, frequently burying streams, "causes permanent loss of ecosystems that play critical roles in ecological processes such as nutrient cycling and production of organic matter for downstream food webs." (Science 327:148, 2010). Streams affected by mountaintop mining contain pollutants in concentrations dangerous to fish, birds, and humans. Mountaintop mining increases the frequency and intensity of flooding and the amount of runoff.

  Mountaintop mining communities have increased rates of birth defects, cardiovascular disease mortality, and self-reported cancer, as well as an overall reduction in health-related quality of life.

  Having recognized the significant environmental concerns and increasing regulatory scrutiny associated with mountaintop mining, several major U.S. and European banks have decided to cease financing companies whose primary coal extractions method is mountaintop mining.

  In its 2009-2010 Corporate Social Responsibility Report, Arch Coal used Global Reporting Initiative (GRI) guidelines to report its environmental impacts. However, the information Arch presented was partial and not verified by GRI.

  Resolved: Shareholders request a report, prepared at reasonable cost within six months after the 2012 annual meeting, omitting confidential information, on the company's efforts to reduce environmental and health hazards associated with its Appalachian mining operations, and how those efforts may reduce legal, reputational and other risks to the company's finances. The report should include complete, detailed information for these GRI performance indicators:

    •
    Total water withdrawal by source.

    •
    Water sources significantly affected by withdrawal of water.

    •
    Percentage and total volume of water recycled and reused.

    •
    Total water discharge by quality and destination.

    •
    Total weight of waste by type and disposal method.

    •
    Identity, size, protected status, and biodiversity value of water bodies and related habitats significantly affected by the reporting organization's discharges of water and runoff.

ARCH'S STATEMENT IN OPPOSITION TO PROXY ITEM NO. 4

        While Arch recognizes the importance of environmental issues such as the ones raised in the proposal and the public interest in environmental matters associated with coal companies in general, the Board believes that it would be inappropriate for Arch to engage in the requested study at this time for a variety of reasons, including those set forth below.

  Preparing the Requested Report Would Be Overly Burdensome and an Inefficient Use of Company Resources

        The stockholder proposal requests a report on the Company's efforts to reduce environmental and health hazards associated with its Appalachian mining operations, specifically addressing certain GRI performance indicators related to water usage and water and waste disposal. The primary reason the proponents are requesting additional reporting is certain surface mining activity in the Appalachian region. Particularly, the proponents cite the recent veto by the Environmental Protection Agency ("EPA") of the Clean Water Act Section 404 permit for our 2,300-acre Spruce No. 1 Mine in West Virginia, as well as make statements regarding communities located around mountaintop removal mines.

        We believe that the requested additional reporting would be overly burdensome and would represent an inefficient use of the Company's resources. Out of 46 mines in Arch's 23 active mining complexes, only 13 mines, located in seven of the mining complexes, are Appalachian surface mining operations, and none of them are mountaintop mining operations as that term is defined in the Surface Mining Control and Reclamation Act ("SMCRA") and regulations promulgated pursuant to SMCRA.

        Furthermore, a majority of the information that the proponents are requesting, namely information related to water withdrawal and use, is not applicable in surface mining operations. In surface mining operations, water is typically not withdrawn from streams or used in the mining process. Water is encountered through natural precipitation events, but it is simply collected and discharged to streams in a manner that prevents sedimentation.

        In addition, the mine that the proponents specifically mention in their proposal, the proposed 2,300-acre Spruce No. 1 Mine in West Virginia, is not currently in operation because of the EPA's unprecedented action. The EPA and the public as a whole had significant input during the approval process for the Spruce permit, and, notwithstanding this high level of collaboration during the approval process, the EPA subsequently vetoed the permit after it had already been issued. The Spruce permit was one of the most scrutinized and fully considered permits in West Virginia's history, and the 13-year permitting process included the preparation of a full environmental impact statement, the only permit in the eastern coal fields to ever undergo such a review. While we continue to pursue our legal actions against the EPA in this matter, as we have indicated previously, we do not believe that the EPA's veto of this permit currently has a material impact on the operation of our business.

        The Board and our management believe that they are in the best position to determine how Company resources should be deployed toward addressing these matters. The engagement of a third party to undertake the requested report, when it is based on a type of mining operation that is not utilized by a majority of our mining complexes, and at mines located in a limited geographic area, is overly burdensome on the Company and would significantly increase administrative costs and divert Company resources from our more relevant and meaningful health and environmental concerns, as determined by those closest to and most knowledgeable about our business. Further, preparing a report covering the requested information would require analysis of day-to-day management decisions, strategies and plans implemented at various local levels which, individually, often are not material to Arch on a consolidated basis.

  Existing Public Disclosures Address Environmental and Health Hazards Associated with Our Business, Including Our Appalachian Mining Operations

        As a natural resource company, we take seriously our commitment to environmental stewardship and social responsibility to our stakeholders, including the communities in which we operate. Our commitment to the environment is described under our "Environment" tab on our website, archcoal.com, and is further expanded upon in our 2009-2010 Corporate Social Responsibility Report, published in September 2011, which stockholders can view on our website or obtain a copy in print form by sending a written request to our Company's Secretary. In this report, we outline the increased Company-wide water, oil and metal recycling, as well as discuss efforts underway to reduce airborne emissions, advance technology to address global greenhouse gas emissions, and protect and enhance water resources. As we state in the Corporate Social Responsibility Report, "Our charge is to carefully balance economic progress and social responsibility. That's why we go beyond supplying affordable and increasingly clean energy to people around the world... By respecting the environment, we strive to be good neighbors."

        In addition, in our Form 10-K for the fiscal year ended December 31, 2011, under the "Environmental and Other Regulatory Matters" heading, we outline the steps we must take to ensure compliance with various water, air and other environmental regulations. As we describe in the Form 10-K, during the permitting process for each mining operation, there are public notice and comment periods, whereby the general public is able to review and provide input on the mining operations related to such permits. In fact, as described above, the Spruce permit mentioned by the proponent had a 13-year permitting process, and included a full environmental impact statement.

        Finally, under the Clean Water Act and corresponding state regulations, we are already required to report specific water discharge information. This information is collected by each state and is made available to the public by each state. In addition, the EPA has recently begun compiling this information and has created a publicly available, searchable database, the Discharge Monitoring Report (DMR) Pollutant Loading Tool located at http://cfpub.epa.gov/dmr/ez_search.cfm, where anyone can view water discharge information from the Company's operations.

        As a result, in accordance with applicable laws and regulations, we already include material information about the environmental impact of our operations in our public filings with the SEC and the EPA and in our public reports to other applicable federal, state and local agencies. Requiring us to provide information at an even greater level of detail regarding a separate limited subset of our mining operations would result in our stockholders receiving a report that necessarily would be lengthy given the scope of the information requested in the stockholder proposal, while all information material to Arch on a consolidated basis already appears in our publicly available reports pursuant to applicable laws and regulations.

  Arch Has Demonstrated a Strong Commitment to Environmental Issues at the Highest Levels of Its Management

        Across a variety of materials published by Arch, including in our Corporate Social Responsibility Report, our website, our most recent Form 10-K, and other materials, we emphasize our strong focus on achieving "A Perfect Zero." This means zero environmental violations and zero safety incidents across all of our operations and regions, the ultimate standard to which our management and Board holds each subsidiary operation.

        Our commitment to this goal at the highest level is evidenced by several items, including our Board's creation of an Energy and Environmental Policy Committee, which focuses on Company-wide environmental efforts. In addition, our efforts in environmental compliance have been recognized within our industry. In 2011, Arch's environmental compliance rate was again the best among its major coal industry peers. In 2011 and 2010, 17 and 11 of our mines and facilities achieved zero SMCRA environmental violations, respectively. Beyond just compliance, we have received a number of national and statewide awards based on our proactive efforts. For example, our Coal-Mac mining and preparation complex in Holden, West Virginia received the Greenland Award in 2011, West Virginia's top environmental honor for outstanding environmental performance and achievement in surface mine reclamation. The same mining and preparation complex received a 2010 National Award for Excellence in Surface Mining from the U.S. Department of the Interior.

Recommendation of the Board

        The Board recommends a vote "AGAINST" this stockholder proposal, if it is properly presented at the Annual Meeting.

 OTHER MATTERS

        The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis describes the material elements of compensation to each of the following named executive officers of Arch Coal, Inc. (the "named executive officers" or "NEOs"), for fiscal year 2011:

Name	Title
Steven F. Leer	Chairman and Chief Executive Officer
John T. Drexler	Senior Vice President and Chief Financial Officer
John W. Eaves	President, Chief Operating Officer and Director
Paul A. Lang	Executive Vice President — Operations
David N. Warnecke	Senior Vice President — Marketing and Trading

  Overview

        We believe that our success in creating long-term value for our stockholders depends on our ability to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to attract, motivate and retain highly talented executives. We encourage sustained long-term profitability and increased stockholder value by linking named executive officer compensation to our achievement of financial and operating performance. We use equity-based awards and other mechanisms to align the long-term interests of our named executive officers with those of our stockholders. For 2011, each NEO had 60% or more of their total target compensation in long-term performance based awards. We have designed elements of our compensation program to increase the likelihood that we will retain key employees.

        We have determined the type and amount of compensation for each NEO after considering a variety of factors, including the executive's position and level of responsibility within our organization, comparative market data and other external market-based factors. Our Personnel and Compensation Committee (the "Committee") uses this information when establishing compensation in order to achieve a comprehensive package that emphasizes pay-for-performance and is competitive in the marketplace. For the 2011 fiscal year, the Committee designed a compensation package for each NEO weighted as follows:

	% of Target 2011 Compensation
	Fixed	Performance- Based
	Base Salary	Annual	Long- Term
Steven F. Leer	18%	20%	62%
John T. Drexler	22%	18%	60%
John W. Eaves	18%	17%	65%
Paul A. Lang(1)	22%	18%	60%
David N. Warnecke	23%	14%	63%

(1)
Mr. Lang was promoted to Executive Vice President — Operations in August 2011 and his salary and annual incentive opportunity were adjusted at that time. The percentage amounts in this table reflect the percentages after taking into account his compensation adjustment.

  Acquisition of International Coal Group, Inc.

        In February 2011, the Board established target levels for the Company's annual incentive plan and long-term incentive plan, consistent with the approach for target levels under these plans in prior calendar years. On June 15, 2011, we completed the acquisition of International Coal Group, Inc. (ICG). This transaction resulted in the increase in the total number of our mining complexes from 11 to 23, an addition of approximately 2,400 employees, and the potential to significantly increase our earnings over pre-merger levels. As a result, the target levels set by the Board in February 2011 for the annual incentive plan and long-term incentive plan no longer were appropriate for a substantially larger Company.

        In addition, ICG paid to its employees amounts under its annual incentive plan for the period beginning on January 1, 2011 through June 15, 2011, and, as part of the agreement with ICG, the Company was required to include the ICG employees that were hired by Arch in its annual incentive plan for the remainder of 2011.

        In order to align the annual incentive compensation plan with the larger company, and to treat all employees equally for the second-half of 2011, the Board decided to measure the Company's performance for the six-month period ending June 30, 2011 using partial year target levels that were based on the initial pre-acquisition 2011 metrics and determine a pro-rated payout for covered employees, including our NEOs based on actual performance through June 30, 2011. The Board then set separate post-acquisition incentive target levels for all covered employees, including our NEOs, for the second half of 2011. As a result, under the "Annual Cash Incentive Program" heading below, you will see performance measures and payout percentages related to both the first and second halves of 2011. By splitting the plan year in two parts, it helped integrate the new employees and aligned all executives with the same goals.

        In addition to the change in the Company's treatment of the annual incentive compensation plan, the Board restated the performance measures for the long-term incentive plan grants that were made in 2011.

The new targets are more appropriate for the company following the acquisition of ICG. As a result, under the "Long-Term Incentive Program" heading below, you will see the restated performance levels for grants made in 2011. No payouts were made on the initial measures approved by the Board at the beginning of 2011.

  Our Compensation Process

        The Committee uses current compensation levels, performance, long-term career goals, future leadership potential and succession planning, among other factors, in determining appropriate compensation levels for our NEOs. The Committee does not use a formula to weight these factors. However, the Committee believes these factors provide context within which to assess the significance of comparative market data and to differentiate the level of compensation among our NEOs.

        Annually, the Committee reviews the design of our named executive officer compensation program, including whether the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on us. In doing so, the Committee assesses whether compensation programs used in prior years have successfully achieved our compensation objectives. The Committee also considers the extent to which our compensation program is designed to achieve our long-term financial and operating goals. The Committee has retained the consultant listed below under "Role of Compensation Consultants" to help analyze certain comparative market data. Certain members of management participate in this process by assembling and summarizing data used by the Committee. The Committee and its compensation consultant reviewed our compensation policies and practices, and has determined that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

        After the end of the performance period to which a particular incentive award relates, the Committee reviews our performance relative to the applicable performance targets and recommends payouts based on that performance. The Committee retains discretion to recommend payouts that are above or below actual performance levels for the applicable performance period. For purposes of determining the amount of a payout to recommend, the Committee may also consider infrequent or non-recurring items that are not reflective of ongoing operations or the effects of major corporate transactions or other items that the Committee determines, in its judgment, significantly distort the comparability of our actual performance against the performance targets.

  Role of Compensation Consultants

        During 2011, the Committee retained Meridian Compensation Partners, LLC ("Meridian") to provide the Committee advice on executive compensation matters. Meridian assisted the Committee in the development of a compensation peer group, which is described in more detail below. Meridian also advised the Committee on competitive compensation practices, mix of compensation elements and comparative market data, which the Committee considered in addressing and determining the appropriate levels of compensation for each NEO relative to the marketplace.

  Role of Management

        Our chief executive officer and vice president of human resources receive compensation peer group information from our compensation consultant, and then provide the Committee with compensation recommendations for our NEOs, other than the chief executive officer, including base salary, annual cash incentive opportunity and long-term incentive opportunities. Management provides a current market value for each proposed element and for the total targeted value, as well as the median and other select percentile market values for the named executive officers' peers. Management obtains the comparative market information primarily from materials provided by our compensation consultant. Our chief executive officer does not recommend his own base salary or target or actual payout amounts under our annual or long-term incentive awards.

        Annually, the Committee reviews the performance of our chief executive officer and makes recommendations to the Board regarding his compensation. In doing so, the Committee uses information provided by our compensation consultant and certain historical financial and operating performance data provided by management. Historically, the Committee has not considered accrued pension benefits, deferred compensation, 401(k) savings plan amounts or existing stock ownership in making its recommendations. The Committee believes that the compensation opportunities granted to our chief executive officer, while higher in the aggregate than compensation granted to our other executives, is appropriate taking into consideration our chief executive officer's overall leadership responsibilities.

  Compensation Peer Group

        For the 2011 compensation program, the Committee evaluated and defined an appropriate the peer group. Based on the uniqueness of the mining industry and the limited number of direct peer companies available, the Committee approved the use of three compensation peer groups to be reviewed together. The primary peer group, the Coal/Mining Peer Group, consisted of companies within the coal/mining industry. These companies were selected because they are the most direct competitors for industry talent. The median revenues of this group was $1.8 billion. The Coal/Mining Peer Group consisted of the following companies:

Alliance Resource Partners, L.P.	Massey Energy Company
Alpha Natural Resources, Inc.	Minerals Technologies, Inc.
Cliffs Natural Resources, Inc.	Natural Resource Partners L.P.
Cloud Peak Energy, Inc.	Patriot Coal Corporation
CONSOL Energy, Inc.	Peabody Energy Corporation
International Coal Group, Inc.	Vulcan Materials Company
Martin Marietta Materials	Walter Energy, Inc.

        The second group, the Energy Peer Group, was used to provide additional benchmarking data to the Committee. This group was selected by narrowing the Energy and Utilities GICS codes to companies within a relevant revenue range compared to Arch. The median revenues of this peer group was $3.3 billion. The Energy Peer Group consisted of the following companies:

AGL Resources, Inc.	Noble Energy, Inc.
ALON USA Energy, Inc.	Pioneer Natural Resources Company
Ameren Corporation	PNM Resources, Inc.
Cameron International Corporation	Pride International
Diamond Offshore Drilling, Inc.	Questar Corporation
DTE Energy Company	Sempra Energy
El Paso Corporation	Southern Union Company
Frontier Oil Corporation	Southwestern Energy Company

        Lastly, general industry compensation data was reviewed by the Committee to provide an additional reference point. This data was based on public companies (excluding financial services companies) that had median revenues similar to Arch.

        The Committee assesses the appropriateness of the peer group used to benchmark our compensation programs on an annual basis and adds or subtracts members of the peer group as appropriate.

  Evaluation of Stockholder "Say on Pay" Vote Results

        When establishing or modifying our compensation programs and arrangements for 2011 and our ongoing compensation philosophies and practices, the Committee took into account the results of the stockholder advisory vote on executive compensation, or "say on pay" vote, that occurred at our annual meeting in 2011. In that vote, approximately 93% of the votes cast approved our compensation programs and policies. The Committee believes that the strong support from our stockholders for the 2011 say on pay vote is evidence that the Company's stockholders overall believe that our pay-for-performance policies are working and that those policies are aligned with our stockholders' interests.

  Elements of Our Compensation Program

        We use the following compensation elements to achieve the compensation objectives established by the Committee:

  •
  base salary;

  •
  short- and long-term incentive opportunities; and

  •
  certain limited perquisites and other benefits.

        The Committee believes that a higher percentage of total compensation for those executives with a greater ability to influence the achievement of our financial and operating objectives should be variable and, therefore, subject to greater risk. In general, as the position and amount of responsibility for an executive increases, a greater percentage of that executive's total compensation will be variable. Executives with the highest level and amount of responsibility generally have the lowest percentage of their total compensation fixed as base salary and the highest percentage of their total compensation dependent upon our performance, as reflected in short- or long-term incentive awards.

        The following table shows the allocation of total targeted compensation for each NEO for each of the last three years:

	% of Target 2009 Compensation(1)			% of Target 2010 Compensation(1)			% of Target 2011 Compensation(1)
	Fixed	Performance- Based(2)		Fixed	Performance- Based(2)		Fixed	Performance- Based(2)
	Base Salary	Annual	Long- Term	Base Salary	Annual	Long- Term	Base Salary	Annual	Long- Term
Steven F. Leer	18%	18%	64%	18%	18%	64%	18%	20%	62%
John T. Drexler	23%	14%	63%	23%	14%	63%	22%	18%	60%
John W. Eaves	19%	15%	66%	19%	15%	66%	18%	17%	65%
Paul A. Lang(3)	23%	14%	63%	23%	14%	63%	22%	18%	60%
David N. Warnecke	23%	14%	63%	23%	14%	63%	23%	14%	63%

(1)
For purposes of determining total compensation, we have included base salary, targeted annual cash incentives and the value of targeted long-term incentive awards. We have not considered the increased value of other compensation elements such as pension plans, nor have we assigned cash values to perquisites.

(2)
In determining the percentages shown above, the annual cash incentives and the long-term incentive awards are assumed to be paid at target levels.

(3)
Mr. Lang was promoted to Executive Vice President — Operations in August 2011 and his salary and annual incentive opportunity were adjusted at that time. The percentage amounts in this table reflect the percentages after taking into account his compensation adjustment.

        Base Salary —  We provide each named executive officer with an annual base salary. Base salaries for our named executive officers depend on the executives' experience and scope of responsibilities as well as the median market data for comparable job positions. We increase base salary primarily in response to notable achievements or for changes in scope of responsibilities. In addition, we may increase base salary to remain competitive in the marketplace.

        Upon the recommendation of the Committee, the Board did not approve any increases in annual base salaries for our executives in 2010. At the beginning of 2011, upon the recommendation of the Committee, the Board approved increases in the annual base salaries for our named executives officers. It was determined that this increase was appropriate in order to align our named executive officer base salaries with comparable job positions at companies in our peer group. In making its recommendations, the Committee considered market data provided to the Committee by our compensation consultant.

        Annual Cash Incentive Program —  The Committee intends for our annual cash incentive program to focus our organization on meeting certain financial and operating objectives by rewarding those key employees with the greatest ability to influence our results.

        Early each year the Committee considers whether annual cash incentives should be awarded. If so, the Committee recommends to the board of directors the group of employees eligible to receive an award for that year. Annual cash incentive awards contain various incentive levels based on the participant's accountability and impact on our performance, with target opportunities established as a percentage of base salary.

        The following table shows the target opportunities available to the NEOs as a percentage of their base salaries and the actual payouts as a percentage of their base salaries each of the last three years:

	2009		2010		2011
Name	Target as % of Base Salary	Actual Payout as % of Base Salary	Target as % of Base Salary	Actual Payout as % of Base Salary	Target as % of Base Salary	Actual Payout as % of Base Salary
Steven F. Leer	100%	74%	100%	170%	110%	120%
John T. Drexler	60%	44%	60%	102%	80%	87%
John W. Eaves	80%	59%	80%	136%	90%	98%
Paul A. Lang	60%	67%	60%	102%	80%	83%
David N. Warnecke	60%	44%	60%	102%	60%	66%

        Payouts under our annual cash incentive program depend upon our earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA), earnings per share, safety and environmental performance and, for some employees, our production costs per ton. Some or all of these performance measures may be used for our other employees, and the performance measures may differ for various groups or classifications of employees. By identifying meaningful performance measures and by assigning certain measures greater weight, we are able to more closely align compensation to the achievement of those business objectives over which particular employees have the greatest impact.

        We generally establish the financial performance levels based on budgeted earnings for the upcoming year, and the target levels are generally consistent with the range of earnings that we provide to investors. We generally establish safety and environmental performance targets based on our prior performance history with the objective of promoting improvements in those areas. In order to inspire performance above the targets we set and to acknowledge certain levels of performance below those targets, annual cash incentive awards contain threshold, target and maximum levels for each performance measure. Payouts under the awards depend upon the achievement of our objectives.

        If the target level of performance is achieved with respect to a particular performance measure, the applicable payout percentage for that performance measure will equal 100%. Achievement at the threshold or maximum performance level results in an applicable payout percentage that varies based on the performance measure, as shown in the table below. We may prorate payouts under the annual cash incentive awards for performance levels that fall between the threshold, target and maximum performance levels. In addition, payments made in 2011 were prorated based on goals being determined for half year targets.

Performance Measure	Threshold	Target	Maximum
Adjusted EBITDA	25%	100%	200%
Earnings per share	25%	100%	200%
Safety	50%	100%	225%
Environmental	50%	100%	225%
Production costs per ton	25%	100%	200%

        As previously disclosed above, the 2011 calendar year was unique in that we completed a major acquisition in the middle of the year. As a result, the performance metrics were evaluated at mid-year to pay out awards under the incentive plan based on first half results, and the Board set new post-acquisition target levels for the second half of 2011. After including the former ICG employees we hired as part of our acquisition of ICG, we provided approximately 900 key employees, including the executives named in this proxy statement, the opportunity to earn additional cash compensation through annual cash incentive awards based on Arch's performance during 2011.

        The following table shows the relative weighting of the performance measures and the threshold, target and maximum levels of performance used for annual incentive awards paid to the NEOs for the first six months of the 2011 fiscal year:

		Performance Goals
	Relative Weighting(2)
Performance Measure(1)		Threshold(3)	Target	Maximum(3)
Adjusted EBITDA	50%	$278,543,000	$371,400,000	$427,100,000
Earnings per share	20%	$0.45	$0.60	$0.72
Safety	15%	1.42	1.35	1.28
Environmental	15%	9 NOVs	7.33 NOVs	6 NOVs
Production costs per ton	—	$13.87	$13.47	$12.93

(1)
The performance measures are defined and evaluated based on the following:

•
"Adjusted EBITDA" is determined based on our earnings before interest, taxes, depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles;

•
"Earnings per share" is determined based on our earnings per share of our common stock outstanding, determined on a consolidated basis in accordance with generally accepted accounting principles;

•
"Safety" is determined based on our historical performance, and is the number of reportable injuries per 200,000 man hours;

•
"Environmental" is determined based on our historical performance, and NOVs, or Notices of Violation, are determined based on the number of actual Notices of Violation received by the Company and its subsidiaries; and

•
"Production costs per ton" is determined based on budgeted per ton operating cost excluding taxes, royalties, depletion and change in inventory, etc.

(2)
The relative weighting reflected in the table above applies to the NEOs other than Paul A. Lang. With respect to Mr. Lang, the relative weighting is as follows: Adjusted EBIDTA — 40%; Earnings per share — 10%; Safety — 15%; Environmental — 15% and Production cost per ton — 20%.

(3)
The above-referenced levels are based on the previously approved full year 2011 amounts, adjusted for six-month results consistent with the adjustments made to the target performance levels.

        In July 2011, the Committee evaluated the level of achievement of the various performance measures set forth above for the first six months of 2011 and awarded payouts (pro-rated based on achievement of the performance goals for only half of the 2011 calendar year) based on the performance as indicated below:

Performance Measure	Actual Performance	Applicable Payout Percentage	Relative Weighting(1)	Weighted Payout Percentage
Adjusted EBITDA	$422.9 million	192%	50%	96%
Earnings per share	$0.81	200%	20%	40%
Safety	1.22	225%	15%	33.75%
Environmental	8 NOVs	100%	15%	15%
Production costs per ton	$13.15	159%	—	—

(1)
The relative weighting reflected in the table above applies to the executives named in this proxy statement other than Paul A. Lang. With respect to Mr. Lang, the relative weighting is as follows: Adjusted EBITDA — 40%, Earnings per share — 10%, Safety — 15%, Environmental — 15% and Production costs per ton — 20%.

        The following table shows the relative weighting of the performance measures and the threshold, target and maximum levels of performance used for annual incentive awards paid to the NEOs for the last six months of the 2011 fiscal year:

		Performance Goals
	Relative Weighting
Performance Measure		Threshold	Target	Maximum
Adjusted EBITDA	50%	$525,200,000	$700,200,000	$805,200,000
Earnings per share	20%	$0.81	$1.08	$1.30
Safety	15%	2.55	2.43	2.31
Environmental	15%	33 NOVs	31 NOVs	29 NOVs
Production costs per ton	—	$19.05	$18.50	$17.76

        In early 2012, the Committee evaluated the level of achievement of the various performance measures for the last six months of 2011 and made the following determinations (payouts under these goals were pro-rated based on achievement of the performance goals for only half of the 2011 calendar year):

Performance Measure	Actual Performance	Applicable Payout Percentage	Relative Weighting(1)	Weighted Payout Percentage
Adjusted EBITDA	481,900,000	0%	50%	0%
Earnings per share	$0.38	0%	20%	0%
Safety	1.75	0% (2)	15%	0%
Environmental	20 NOVs	225%	15%	34%
Production costs per ton	$17.96	0% (3)	—	0%

(1)
The relative weighting reflected in the table above applies to the executives named in this proxy statement other than Paul A. Lang. With respect to Mr. Lang, the relative weighting is as follows: Adjusted EBITDA — 40%, Earnings per share — 10%, Safety — 15%, Environmental — 15% and Production costs per ton — 20%.

(2)
Payout under Safety was 0% due to a fatality at one of our mines in 2011.

(3)
Payout under production costs per ton was 0% because, per plan design, if Adjusted EBITDA is below the threshold level, there is no payout under the production cost per ton performance measure.

        Based on the actual performance as set forth above, the following cumulative amounts of payouts were made under the annual cash incentive plan for the Company's 2011 performance:

Name	Target as % of Base Salary	Actual Payout as % of Base Salary	Dollar Amount of Payout
Steven F. Leer	110%	120%	$1,171,706
John T. Drexler	80%	87%	393,300
John W. Eaves	90%	98%	624,364
Paul A. Lang	80%	83%	403,969
David N. Warnecke	60%	66%	262,200

        Long-Term Incentive Program —  Our long-term incentive program is designed to achieve the compensation objectives established by the Committee. The Committee intends for our long-term incentive program to promote decision-making that creates long-term value for our stockholders. The Committee believes that an effective long-term incentive program should also create strong retention incentives for those key employees who are most likely to influence our long-term performance. In addition, we attempt to align the long-term interests of our executives with those of our stockholders by tying a portion of total compensation to appreciation in the value of our common stock.

        The Committee has retained flexibility in the types of awards that it may use to implement our long-term incentive program. We have used performance units and performance-contingent phantom stock in order to promote the achievement of our long-term financial and operating performance objectives. In addition, we have used restricted stock, restricted stock units, stock options and other awards tied to the value of our common stock in order to align the long-term interests of our executives and our stockholders and for retention purposes. In determining the aggregate value of long-term awards and the mix of those awards for our executives, the Committee considers the executives' scope of responsibility, peer group market data, market competition for the particular position, relative internal equity and leadership continuity.

        The following table shows the types of awards that we have included as a component of our long-term incentive program for each of the last three years and for 2012, and the percentage of targeted long-term compensation associated with each award:

Compensation Objective	2009	2010	2011	2012
Performance units	50%	50%	20%	30%
Restricted stock/restricted stock units	—	—	20%	35%
Stock options	50%	50%	60%	35%

        The following is a description of each of these types of awards and the performance or vesting provisions included in the 2011 awards:

        Performance Units —  We use performance units as a component of our long-term incentive program in order to motivate our NEOs and other key employees to focus on our financial and operating performance over a multi-year period. Performance units generally provide an opportunity for key employees to earn compensation upon the successful achievement of our objectives over a three-year period. The Committee has also retained discretion to further align the long-term interests of our stockholders and executives by providing that payouts under performance units may be in the form of cash, stock or a combination of the two.

        Payouts under the performance units granted will depend upon our achievement of certain safety and environmental objectives, and in some years relative total shareholder return, over a three-year period. For 2011, the Board, upon the recommendation of the Committee, determined to use performance units for 20% of the value of the long-term incentive program. The actual number of performance units granted to each NEO is set forth in the table under "Grants of Plan-Based Awards for the Year Ended December 31, 2011." Below is a table that shows the target and maximum levels for performance units granted in 2011. No payout is made for results below the target level. Half of the performance units granted to each NEO is tied to the safety performance and half of the performance units are tied to environmental performance.

Safety Incident Rate		Environmental
Payout Factor	Incident Rate	Payout Factor	Notices of Violation
Target (100%)	2.31	Target (100%)	75
Maximum (200%)	2.20	Maximum (200%)	70

        Restricted Stock Units and Restricted Stock —  We use restricted stock and restricted stock units as a component of our long-term incentive program designed to align the long-term interests of our stockholders and our executives and for retention purposes. Restricted stock units and restricted stock can provide a significant retention incentive since they have real, current value that an executive may forfeit if his or her employment terminates before the awards vest. In addition, restricted stock units and restricted stock satisfy our compensation objectives by promoting long-term decision-making that results in appreciation in the value of our common stock.

        When awarded, we generally condition receipt of the common stock underlying these awards on the executive's continued employment. Restricted stock units and restricted stock usually all vest at the end of a specific period, generally three or four years. In determining the conditions associated with these types of awards, the Committee considers the market competition for the executive's position, the ability of the executive to influence our long-term financial and operating performance and succession planning. The Committee has retained discretion whether or not to consider the number of shares of our common stock held by an executive in recommending subsequent awards of restricted stock units or restricted stock. The Board, upon the recommendation of the Committee, has awarded restricted stock as a component of the long-term incentive plan for 2011. The actual number of shares of restricted stock granted to each NEO is set forth in the table under "Grants of Plan-Based Awards for the Year Ended December 31, 2011." All restricted stock awards granted in 2011 were subject to a three-year cliff vesting schedule.

        Stock Options —  In 2011, the Board, upon the recommendation of the Committee, determined to use stock options as 60% of the value of the long-term incentive program. The actual number of stock options granted to each NEO is set forth in the table under "Grants of Plan-Based Awards for the Year Ended December 31, 2011." The stock options awarded in 2011 vest in one-third increments over the next three years. In making its recommendation, the Committee determined that long-term stock price appreciation was reflective of our achievement of the long-term performance objectives established by our Board.

        Stock options represent the opportunity to buy shares of our common stock at a fixed price at a future date. Under the terms of our stock incentive plan, the exercise price of stock options cannot be less than the fair market value of a share of our common stock on the date of grant. As such, stock options have value for our executives only if the price of our common stock increases after the date of grant.

        Our policy is to issue stock options on the dates on which the awards are approved and to set the exercise prices of those awards equal to the closing market price of our common stock on that date. In order to provide some retention incentive, our stock options vest over a stated period measured from the date of grant. Depending upon the strength of the retention incentive intended by the Committee, stock options may vest over three or four years. As is typical, the stock options we grant expire after ten years, except in limited circumstances.

        Perquisites and Other Benefits —  We provide various perquisites and other benefits to our NEOs for a variety of different reasons, including our intent to attract and retain executives with a comprehensive compensation package. Many of these perquisites and other benefits are not tied to any formal performance objectives. We provide the following perquisites to our executives:

        Financial, Estate and Tax Planning Services —  We provide our NEOs with financial, estate and tax planning services in order to assist them with the complexities of the various compensation arrangements that we maintain, retirement planning and compliance with our stock ownership guidelines.

        Club Membership Dues —  We provide a limited number of NEOs with memberships for country clubs. We intend for these club memberships to provide access to facilities that our NEOs may use for more private business and business entertainment meetings.

        Other Perquisites —  We provide certain NEOs with a limited personal use of our corporate aircraft. For more information about these perquisites, including the incremental cost to us for providing them, refer to the table included as a footnote to the Summary Compensation Table below.

        The above perquisites are taxable to the executives. Since 2010, executives do not receive any tax gross up payments on perquisites.

        Participation in Benefit Plans and Other Compensation Arrangements —  Each of our NEOs is eligible to participate in the same health and welfare plans as our other eligible employees. These plans include medical and dental insurance, life, travel and accidental death and dismemberment insurance, short-and long-term disability coverage and participation in our qualified defined benefit pension plan and qualified defined contribution plan. In addition, each of our NEOs is eligible to participate in our supplemental retirement plan and non-qualified deferred compensation plan, and each of our NEOs is subject to an employment agreement.

        The following is a summary of certain benefit plans and other compensation arrangements available to our NEOs but for which our other employees may not be eligible:

        Supplemental Retirement Plan Benefits —  We sponsor a tax-qualified defined benefit plan covering all of our eligible employees, including our executives. The Internal Revenue Code limits the amount of qualified retirement benefits we may provide for certain employees. As a result, we sponsor a supplemental retirement plan that provides eligible employees, including the executives named in this proxy statement, with additional retirement benefits that would otherwise be available under our defined benefit pension plan but for the limitations contained in the Internal Revenue Code. For more information about our defined benefit pension plan and our supplemental retirement plan, including the accumulated benefits attributable to the executives named in this proxy statement, you should see "Pension Benefits" below.

        Non-Qualified Deferred Compensation Plan —  We sponsor a tax-qualified defined contribution plan covering all of our eligible employees, including the NEOs. Under this plan, eligible employees, including the NEOs, may contribute up to 50% of their base salaries to the plan, subject to certain limitations contained in the Internal Revenue Code. We contribute one dollar for each dollar contributed by our employees, up to a maximum of 6% of employees' base salaries. The Internal Revenue Code limits the amount certain of our employees may contribute to our defined contribution plan in any tax year. As a result, we sponsor a non-qualified deferred compensation plan that allows eligible employees, including the executives named in this proxy statement, to defer receipt of a portion of their base salaries and certain annual and long-term cash incentive awards not subject to these limits. The deferred compensation plan provides higher-paid employees with the full company matching contribution to which they would otherwise be entitled under our defined contribution plan but for the limitations contained in the Internal Revenue Code. For more information about our deferred compensation plan, including information about amounts attributable to the executives named in this proxy statement, you should see "Non-Qualified Deferred Compensation" below.

        Employment Agreements —  In order to provide certain key employees, including the NEOs, with some financial security in the event their employment with our organization is terminated without cause or under certain circumstances following a change of control, we provide those employees with employment agreements that provide for cash payments and certain other severance benefits upon a qualifying termination. We believe that the employment agreements we maintain with our key employees provide a meaningful mechanism by which to retain those individuals who are most capable of affecting our future performance. While employment agreements entered into before January 2010 provide a gross-up provision for certain excise taxes, in addition to other taxes, our Board, upon the recommendation of the Committee, has established a policy that no tax gross up provision is to be included in any employment agreement entered into after January 1, 2010. For more information about the employment agreements with the executives named in this proxy statement, you should see "Potential Payments Upon Termination of Employment or Change-in-Control" below.

        Stock Ownership Guidelines —  Our Board has adopted stock ownership guidelines that are intended to promote meaningful stock ownership by our executives. These guidelines specify a number of shares of our common stock, including unvested restricted stock, unvested restricted stock units, shares held through our qualified defined contribution plan and hypothetical shares of our common stock held through our non-qualified deferred compensation plan, that our executives must accumulate within five years of becoming an executive officer of the Company. The specific share holding guidelines are determined based on a multiple of base salary ranging from one to three times, with the higher multiples applicable to the executives having the highest levels of responsibility. As of December 31, 2011, each of the NEOs satisfied the stock ownership goal adopted by the Board.

  Impact of Tax Considerations on Compensation

        The Internal Revenue Code limits the amount of the tax deduction we are entitled to take for compensation paid to the executives named in this proxy statement for a particular year unless the compensation meets specific standards. We may deduct compensation in excess of $1 million if compensation is "performance-based" and is paid pursuant to a plan that meets certain requirements. In developing, implementing and administering our executive compensation program, the Committee considers the impact of these limits and balances the desire to maximize the deductibility of compensation with the goal of attracting, motivating and retaining highly-talented executives.

        We generally seek to maximize the tax deductibility of all elements of compensation. However, in light of the need to maintain flexibility in administering our executive compensation program, the Committee retains discretion to recommend to the board of directors compensation in excess of the limits, even if a portion of it may not be deductible.

 Summary Compensation Table

        The following table is a summary of compensation information for our chief executive officer, our chief financial officer and each of the other three most highly compensated executives for each of the last three years:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Steven F. Leer,	2011	$975,000	—	$662,796		$1,871,521	$2,064,206	$780,969	$212,331	$6,566,822
Chairman and Chief	2010	850,000	—	—		1,360,587	1,445,000	390,617	118,069	4,164,273
Executive Officer	2009	850,000	—	—		1,365,391	624,800	561,205	146,881	3,548,277
John T. Drexler,	2011	450,000	—	240,426		679,181	690,300	117,411	43,668	2,220,986
Senior Vice President and	2010	360,000	—	—		452,743	367,200	43,010	37,919	1,260,872
Chief Financial Officer	2009	360,000	—	—		421,470	158,800	49,604	47,498	1,037,372
John W. Eaves,	2011	635,000	—	432,117		1,218,932	1,186,114	325,555	127,060	3,924,778
President, Chief Operating	2010	535,000	—	—		856,439	727,600	151,377	62,142	2,332,558
Officer and Director	2009	535,000	—	—		863,137	314,600	219,889	82,785	2,015,411
Paul A. Lang,	2011	484,846	—	255,046		716,554	717,469	256,611	49,059	2,479,585
Executive Vice President —	2010	380,000	—	—		478,210	387,600	119,610	32,457	1,397,877
Operations	2009	380,000	—	421,500	(6)	444,977	252,700	141,035	45,152	1,685,364
David N. Warnecke,	2011	400,000	—	214,434		603,716	567,450	207,743	34,284	2,027,627
Senior Vice President —	2010	370,000	—	—		465,476	377,400	129,568	44,352	1,385,546
Marketing and Trading	2009	370,000	—	—		433,058	163,200	166,895	40,830	1,386,796

(1)
Amounts shown include amounts that the executives named in this proxy statement elected to defer, on a discretionary basis, pursuant to our deferred compensation plan.

(2)
Amounts shown represent the aggregate grant date fair value of all stock or stock option awards, as applicable, made to each executive during the year indicated. We have determined the grant date fair value in accordance with FASB ASC Topic 718 (formerly referred to as Statement of Financial Accounting Standards No. 123R, Share-Based Payment). The determination of the grant date fair value is subject to certain estimates and assumptions described in Note 16 to our consolidated financial statements for the year ended December 31, 2011 and under the heading "Stock-Based Compensation" in the section entitled "Critical Accounting Policies" included in our Annual Report on Form 10-K for the year ended December 31, 2011. Amounts shown do not necessarily represent the actual value that may ultimately be received by the executives.

(3)
Amounts shown include the following payouts:

Name	Year	Annual Cash Incentive Awards	Performance Unit Awards(#)
Steven F. Leer	2011	$1,171,706	$892,500
	2010	1,445,000	—
	2009	624,800	—
John T. Drexler	2011	393,300	297,000
	2010	376,200	—
	2009	158,800	—
John W. Eaves	2011	624,364	561,750
	2010	727,600	—
	2009	314,600	—
Paul A. Lang	2011	403,969	313,500
	2010	387,600	—
	2009	252,700	—
David N. Warnecke	2011	262,200	305,250
	2010	377,400	—
	2009	163,200	—
  (#)
  Performance unit awards represent payout of performance unit awards granted in 2009 for the 2009-2011 period under Arch's long term incentive program. Half of these awards were tied to a safety performance measure and half were tied to an environmental performance measure. Below is a table that lists the performance measure, the target and maximum thresholds for each performance measure and the actual performance for each performance measure.

Performance Measure	Target	Maximum	Actual Performance
Safety Incident Rate	1.78	1.69	1.22
Environmental	13 NOVs	12 NOVs	10 NOVs

  Performance units awards tied to a total shareholder return were also granted in 2009, but no payouts were made pursuant to those awards.

Amounts shown include amounts that a NEO elected to defer, on a discretionary basis, pursuant to our deferred compensation plan.

(4)
Amounts shown represent the changes in the actuarial present value of the accumulated benefits for the executives named in this proxy statement under our defined benefit pension plans, including our supplemental retirement plan, computed in accordance with FASB ASC Topic 715 (formerly referred to as Statement of Financial Accounting Standards No. 87, Employer's Accounting for Pensions). The present value of accumulated benefits is subject to certain actuarial assumptions described in Note 14 to our consolidated financial statements for the year ended December 31, 2011 and under the heading "Employee Benefit Plans" in the section entitled "Critical Accounting Policies" included in our Annual Report on Form 10-K for the year ended December 31, 2011.

(5)
Amounts shown include the following:

Name	Year	Matching Contribution to Plan	Credits Under Deferred Compensation Plan	Dividends/ Dividend Equivalents	Financial Planning Services	Club Membership Dues	Tax Reimbursement		Other*	Total
Steven F. Leer,	2011	$13,547	$37,528	$15,770	$14,318	$12,600	$—		$118,568	$212,331
Chairman and	2010	13,472	36,877	12,695	14,607	9,000	961	**	30,457	118,069
Chief Executive	2009	13,142	40,324	11,718	16,260	8,250	18,093		39,093	146,881
Officer
John T. Drexler,	2011	10,343	11,631	3,182	9,998	8,514	—		—	43,668
Senior Vice	2010	9,969	10,052	—	9,954	7,844	99	**	—	37,919
President and	2009	11,132	7,575	—	12,104	7,344	9,343		—	47,498
Chief Financial
Officer
John W. Eaves,	2011	14,441	17,680	10,385	12,310	12,500	—		59,745	127,060
President, Chief	2010	14,420	16,852	8,463	5,950	9,000	—		7,456	62,142
Operating Officer	2009	14,630	20,490	7,812	8,868	9,000	13,180		8,805	82,785
and Director
Paul A. Lang,	2011	13,727	9,471	16,276	2,300	—	—		7,286	49,059
Executive Vice	2010	13,329	7,894	—	9,508	—	—		1,725	32,457
President —	2009	14,560	9,196	—	10,812	—	8,984		1,600	45,152
Operations
David N. Warnecke,	2011	14,002	7,719	2,838	9,725	—	—		—	34,284
Senior Vice	2010	14,481	7,673	—	16,117	—	3,433	**	2,648	44,352
President —	2009	14,100	9,071	—	9,163	—	7,496		1,000	40,830
Marketing and
Trading

*
Other items shown in the table above include personal use of corporate aircraft and a matching contribution to an institution of higher education in 2011 for Mr. Leer. For 2011 we determined the aggregate incremental cost of the personal use of corporate aircraft by reference to a cost-per-flight-hour charge developed by a nationally-recognized and independent service. The cost-per-flight-hour charge reflects the direct operating cost of the aircraft, including fuel, aircraft landing and parking, as well as an allocable allowance for maintenance and engine restoration. Fixed costs that do not change based on usage, such as pilot salaries, depreciation and insurance are not included.

**
Represents reimbursement in 2010 for tax preparation services performed in 2009.

(6)
Represents one-time special retention awards granted in 2009, which will vest in 2013.

Grants of Plan-Based Awards for the Year Ended December 31, 2011

        The following table shows information relating to the grants of certain equity and non-equity awards made to the NEOs during 2011:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(1)
								Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)
Steven F. Leer	2/24/2011	(3)	$80,438	$1,072,500	$2,225,438
	2/24/2011					20,400			$662,796
	2/24/2011						130,200	$32.49	1,871,521
	2/24/2011	(4)	341,250	682,500	1,365,000
John T. Drexler	2/24/2011	(3)	27,000	360,000	747,000
	2/24/2011					7,400			240,426
	2/24/2011						47,250	32.49	669,741
	2/24/2011	(4)	123,750	247,500	495,000
John W. Eaves	2/24/2011	(3)	42,863	571,500	1,185,863
	2/24/2011					13,300			432,117
	2/24/2011						84,800	32.49	1,201,991
	2/24/2011	(4)	222,500	444,500	889,000
Paul A. Lang	2/24/2011	(3)	29,145	388,603	806,531
	2/24/2011					7,850			255,047
	2/24/2011						49,850	32.49	706,595
	2/24/2011	(4)	130,625	261,250	522,500
David N. Warnecke	2/24/2011	(3)	18,000	240,000	498,000
	2/24/2011					6,600			214,434
	2/24/2011						42,000	32.49	595,759
	2/24/2011	(4)	110,000	220,000	440,000

(1)
Amounts represent the number of stock options we granted to the NEOs during 2011. Refer to the information under the heading "Elements of Our Compensation Program" in the sub-section entitled "Compensation Discussion and Analysis" for more information about our stock option awards.

(2)
Amounts represent the grant date fair value of restricted stock, restricted stock units or stock options we awarded to the NEOs for 2011 determined in accordance with FASB ASC Topic 718 (formerly referred to as Statement of Financial Accounting Standards No. 123R, Share-Based Payment). The determination of grant date fair value is subject to certain estimates and assumptions described in Note 16 to our consolidated financial statements for the year ended December 31, 2011 and under the heading "Stock-Based Compensation" in the section entitled "Critical Accounting Policies" included in our Annual Report on Form 10-K for the year ended December 31, 2011.

(3)
Amounts represent the potential amounts payable to each NEO under the annual cash incentive awards for 2011 assuming threshold, target and maximum levels of performance. Amounts paid each NEO under our annual cash incentive awards for 2011 have been included under the column entitled "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table.

(4)
Amounts represent the potential amounts payable in 2014 to each NEO under performance units awarded in 2011 assuming threshold, target and maximum levels of performance for the 2011 - 2013 performance period. You should see the information under the heading "Elements of Our Compensation Program" in the sub-section entitled "Compensation Discussion and Analysis" for more information about our performance unit awards.

 Outstanding Equity Awards at December 31, 2011

        The following table shows information relating to the equity awards previously made to the NEOs which remain outstanding at December 31, 2011.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steven F. Leer	218,900	(2)	0		0	$9.075	2/29/2012	0		0.00	0	0.00
	218,900	(3)	0		0	$11.30	4/25/2012	0		0.00	0	0.00
	103,100	(4)	103,100	(4)	0	$14.05	2/19/2019	0		0.00	0	0.00
	36,063	(5)	108,187	(5)	0	$22.65	2/18/2020	0		0.00	0	0.00
	0		130,200	(6)	0	$32.49	2/24/2021	0		0.00	0	0.00
	133,050	(7)	0		0	$32.99	2/22/2017	0		0.00	0	0.00
	127,100	(8)	0		0	$52.69	2/21/2018	0		0.00	0	0.00
	32,050	(9)	32,050	(9)	0	$52.69	2/21/2018	0		0.00	0	0.00
	0		0		0	—		16,275	(10)	236,150.25	0	0.00
	0		0		0	—		20,400	(11)	296,004.00	0	0.00

Total	869,163		373,537		0			36,675		532,154.25	0	0.00

John T. Drexler	2,074	(3)	0		0	$11.30	4/25/2012	0		0.00	0	0.00
	31,826	(4)	31,824	(4)	0	$14.05	2/19/2019	0		0.00	0	0.00
	5,400	(12)	0		0	$16.10	7/22/2014	0		0.00	0	0.00
	12,000	(5)	36,000	(5)	0	$22.65	2/18/2020	0		0.00	0	0.00
	0		47,250	(6)	0	$32.49	2/24/2021	0		0.00	0	0.00
	8,700	(7)	0		0	$32.99	2/22/2017	0		0.00	0	0.00
	4,650	(8)	0		0	$52.69	2/21/2018	0		0.00	0	0.00
	34,400	(13)	0		0	$56.84	4/24/2018	0		0.00	0	0.00
	0		0		0	—		7,400	(11)	107,374.00	0	$0.00

Total	99,050		115,074		0			7,400		107,374.00	0	0.00

John W. Eaves	71,900	(3)	0		0	$11.30	4/25/2012	0		0.00	0	0.00
	65,176	(4)	65,174	(4)	0	$14.05	2/19/2019	0		0.00	0	0.00
	22,700	(5)	68,100	(5)	0	$22.65	2/18/2020	0		0.00	0	0.00
	0		84,800	(6)	0	$32.49	2/24/2021	0		0.00	0	0.00
	86,200	(7)	0		0	$32.99	2/22/2017	0		0.00	0	0.00
	80,000		0		0	$52.69	2/21/2018	0		0.00	0	0.00
	21,375		21,375		0	$52.69	2/21/2018	0		0.00	0	0.00
	0		0		0	—		10,850	(10)	157,433.50	0	0.00
	0		0		0	—		13,300	(11)	192,983.00	0	0.00

Total	347,351		239,449		0			24,150		350,416.50	0	0.00

Paul A. Lang	33,600	(4)	33,600	(4)	0	$14.05	2/19/2019	0		0.00	0	0.00
	12,675	(5)	38,025	(5)	0	$22.65	2/18/2020	0		0.00	0	0.00
	0		49,850	(6)	0	$32.49	2/24/2021	0		0.00	0	0.00
	56,750	(7)	0		0	$32.99	2/22/2017	0		0.00	0	0.00
	42,900	(8)	0		0	$52.69	2/21/2018	0		0.00	0	0.00
	0		0		0	—		30,000	(14)	435,300.00	0	0.00
	0		0		0	—		7,850	(11)	113,903.50	0	0.00

Total	145,925		121,475		0			37,850		549,203.50	0	0.00

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David N. Warnecke	32,700	(4)	32,700	(4)	0	$14.05	2/19/2019	0		0.00	0	0.00
	12,338	(5)	37,012	(5)	0	$22.65	2/18/2020	0		0.00	0	0.00
	0		42,000	(6)	0	$32.49	2/24/2021	0		0.00	0	0.00
	62,200	(7)	0		0	$32.99	2/22/2017	0		0.00	0	0.00
	42,300	(8)	0		0	$52.69	2/21/2018	0		0.00	0	0.00
	0		0		0	—		6,600	(11)	95,766.00	0	0.00

Total	149,538		111,712		0			6,600		95,766.00	0	0.00

(1)
Calculated using the closing price for our common stock as reported on the New York Stock Exchange on December 31, 2011.

(2)
Stock options vested at the rate of 25% per year, with vesting dates of February 28, 2003, February 28, 2004, February 28, 2005, and February 28, 2006.

(3)
Stock options vested at the rate of 25% per year, with vesting dates of April 25, 2003, April 25, 2004, April 25, 2005, and April 25, 2006.

(4)
Stock options vest at the rate of 25% per year, with vesting dates of February 19, 2010, February 19, 2011, February 19, 2012, and February 19, 2013.

(5)
Stock options vest at the rate of 25% per year, with vesting dates of February 18, 2011, February 18, 2012, February 18, 2013, and February 18, 2014.

(6)
Stock options vest at the rate of 33 1/3% per year, with vesting dates of February 24, 2012, February 24, 2013, and February 24, 2014.

(7)
Stock options vest at the rate of 33 1/3% per year, with vesting dates of February 22, 2008, February 22, 2009, and February 22, 2010.

(8)
Stock options vest at the rate of 33 1/3% per year, with vesting dates of February 21, 2009, February 21, 2010, and February 21, 2011.

(9)
One-half of the stock options vest on each of February 21, 2011 and February 21, 2012.

(10)
One-half of restricted stock units vest on each of February 21, 2011 and February 21, 2012.

(11)
Restricted stock vests on February 24, 2014.

(12)
Stock options vested at the rate of 33 1/3% per year, with vesting dates of July 22, 2005, July 22, 2006, and July 22, 2007.

(13)
Stock options vested at the rate of 33 1/3% per year, with vesting dates of April 24, 2009, April 24, 2010 and April 24, 2011.

(14)
Restricted stock vests on February 19, 2013.

 Option Exercises and Stock Vested for the Year Ended December 31, 2011

        The following table shows information relating to the exercise or vesting of certain equity awards previously made to the executives named in this proxy statement during 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Steven F. Leer	—	$—	16,275	$537,726.00
John T. Drexler	2,074	$11,790.69	—	$—
John W. Eaves	71,900	$370,968.05	10,850	$358,484.00
Paul A. Lang	—	$—	—	$—
David N. Warnecke	—	$—	5,000	$165,200.00

(1)
Amounts shown represent the value realized upon exercise of outstanding stock options calculated by multiplying the number of shares acquired upon exercise by the difference between the option exercise price and the fair market value of our common stock on the date of exercise.

(2)
Amounts shown represent the value realized upon vesting of outstanding awards calculated by multiplying the number of shares that vested by the fair market value of our common stock on the date of vesting.

Pension Benefits

        Defined Benefit Pension Plan.    We sponsor a defined benefit pension plan covering all of our eligible employees, including our NEOs. Employees become eligible to participate in the plan after working 1,000 hours. A cash balance account is established for each participant. Participants become vested in their cash balance accounts after serving three years with us. Upon retirement or upon termination of employment following three years of service with us, participants or their beneficiaries may elect to receive benefits in a lump sum, in installments over a period of time or at a later date. Under the terms of the plan, normal retirement occurs on the first day of the month following the date a participant turns 65.

        We credit each participant's cash balance account with an interest amount based on the U.S. Treasury rate, subject to an annual minimum rate of 4.25%. In addition, we may provide transition credits to employees who participated in certain predecessor plans for a period up to the number of years of credited service with the predecessor plan, subject to certain maximum amounts depending upon the particular plan. The transition contribution rates range from 1% to 4% of compensation, depending upon the participant's age at the end of the year. Annually, we also credit each participant's cash balance account with an amount, reflected as a percentage of compensation, based on the participant's age at the end of the year. For purposes of determining the contribution amount, compensation includes salary, regular wages, overtime pay, earned vacation pay, short-term incentive compensation payments and amounts contributed by the participant to a qualified profit-sharing or cafeteria plan maintained by us, subject to certain limits imposed under the Code. The following table shows the percentages of compensation we contribute to each participant's account, based on the participant's age at the end of the year:

Age at End of Year	Contribution Rate (% of Compensation)
Less than 30	3%
30-39	4%
40-44	5%
45-49	6%
50-54	7%
55 and over	8%

        Supplemental Retirement Plan.    We sponsor a supplemental retirement plan covering all of our eligible employees, including our NEOs, whose retirement benefits under our defined benefit pension plan are limited by the Code. Under our supplemental retirement plan, each eligible employee is entitled to receive a lump sum amount equal to the difference between the amount that would have been paid under our defined benefit pension plan but for the limitations contained in the Code and the actual amount that the employee is entitled to receive under our defined benefit pension plan after taking into account the limitations imposed by the Code. Subject to the limitations contained in the Code, benefits under the supplemental retirement plan will be paid six months after termination.

        The following table shows information relating to the accumulated benefits to which the NEOs are entitled under our defined benefit pension plans at December 31, 2011:

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Steven F. Leer	Arch Coal, Inc. Retirement Account Plan	31	1,558,811	—
	Arch Coal, Inc. Supplemental Retirement Plan	31	2,043,394	—
John T. Drexler	Arch Coal, Inc. Retirement Account Plan	14	194,838	—
	Arch Coal, Inc. Supplemental Retirement Plan	14	82,693	—
John W. Eaves	Arch Coal, Inc. Retirement Account Plan	29	1,125,067	—
	Arch Coal, Inc. Supplemental Retirement Plan	29	212,024	—
Paul A. Lang	Arch Coal, Inc. Retirement Account Plan	27	676,151	—
	Arch Coal, Inc. Supplemental Retirement Plan	27	175,400	—
David N. Warnecke	Arch Coal, Inc. Retirement Account Plan	28	897,735	—
	Arch Coal, Inc. Supplemental Retirement Plan	28	120,926	—

(1)
Under our defined benefit pension plans, certain executives named in this proxy statement have been credited with additional years of service attributable to employment with one or more predecessor entities as follows: Mr. Leer — 16 years, Mr. Eaves — 15 years, Mr. Lang — 13 years and Mr. Warnecke — 13 years. In addition to an annual credit to our defined benefit pension plans, Mr. Leer and Mr. Lang receive a transition credit ranging from 1% to 4% of his compensation as a result of the additional years of service.

(2)
Amounts shown for each named executive officer represent the actuarial present value of the named executive's accumulated benefit under our defined benefit pension plans as of December 31, 2011, computed in accordance with FASB ASC Topic 715 (formerly known as Statement of Financial Accounting Standards No. 87, Employer's Accounting for Pensions). The present value of accumulated benefits is subject to certain actuarial assumptions described in Note 14 to our consolidated financial statements for the year ended December 31, 2011 and under the heading "Employee Benefit Plans" in the section entitled "Critical Accounting Policies" included in our Annual Report on Form 10-K for the year ended December 31, 2011.

Non-Qualified Deferred Compensation

        We maintain a deferred compensation plan that allows an eligible employee to defer receipt of his or her base salary and/or annual incentive payment until the date or dates elected by the participant. The amounts deferred are invested in cash accounts that mirror the gains and/or losses of a number of different investment funds, including a hypothetical investment in shares of our common stock. The deferred compensation plan offers participants a wide-range of publicly-available investment funds, including international, U.S. equity, bond and money market funds. These investment funds are substantively similar to the investment alternatives offered to participants of our defined contribution plan. The plan does not offer any above-market rates of return to any of our NEOs.

        Participants in the plan may defer up to 85% of their base salaries and up to 100% of their annual incentive awards. The plan also allows participants to defer receipt of up to 100% of the shares issuable under any restricted stock units or performance-contingent phantom stock awards granted to executives under our long-term incentive program. Participants are always vested in their deferrals to the plan and any related earnings. We contribute one dollar for each dollar of base salary deferred by participants in the plan, up to a maximum of 6% of the participant's base salaries. We have established a grantor trust to fund our obligations under the deferred compensation plan. The trust has purchased corporate-owned life insurance to offset these obligations. Participants have an unsecured contractual commitment by us to pay the amounts due under the deferred compensation plan.

        Under the plan, we credit each participant's account with the number of units equal to the number of shares or units that the participant could purchase or receive with the amount of compensation deferred under the plan on the date we credit the participant's account, based upon the fair market value of the underlying investment on that date. We will pay the amount of compensation deferred under the plan to the participant (or to his or her designated beneficiary in the event of death) in annual installments or in a lump sum, at the participant's election, following the participant's termination of employment or on the date or dates specified by the participant in his or her payment election. The amount we pay will be based on the number of units credited to each participant's account, valued on the basis of the fair market value of an equivalent number of shares or units of the underlying investment on the date payment occurs. We may also pay a participant the amount of compensation deferred under the plan prior to the date the participant initially elected to receive payment if we determine that the employee has a demonstrated financial hardship.

        The following table shows information relating to the activity in the deferred compensation plan accounts for the executives named in this proxy statement during 2011:

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
Steven F. Leer	838,803	37,528	(9,324,610)	—	11,774,151
John T. Drexler	27,692	11,631	(72,900)	—	78,314
John W. Eaves	92,715	17,680	(2,580,482)	—	3,567,641
Paul A. Lang	67,629	9,471	385	(67,641)	457,264
David N. Warnecke	52,056	7,719	(11,234)	(18,693)	602,815

(1)
Amounts shown represent credits we made under our deferred compensation plan to the named executive's account that are intended to provide the named executive with the full company matching contributions to which they would otherwise be entitled under our defined contribution plan but for certain limitations contained in the Code. We have included these amounts in the column entitled "All Other Compensation" contained in the Summary Compensation Table.

(2)
Amounts shown include the following that we have reported as compensation for 2011 in the Summary Compensation Table: Mr. Leer — $37,528; Mr. Drexler — $11,631; Mr. Eaves — $17,680; Mr. Lang — $9,471 and Mr. Warnecke — $7,719.

Potential Payments Upon Termination of Employment or Change-in-Control

        We maintain certain agreements or arrangements with each of the NEOs that provide for the payment or acceleration of certain benefits in the event that such executive's employment is terminated without cause or following a change-in-control. In addition to the benefits described below, the executives named in this proxy statement would also be entitled to receive certain benefits under our defined benefit pension plan, supplemental retirement plan and deferred compensation plan. You should see the sub-section entitled "Pension Benefits" for more information on the benefits accumulated under our defined benefit pension plan and our supplemental retirement plan that are attributable to each of the NEOs and the sub-section entitled "Non-Qualified Deferred Compensation" for more information on the aggregate balance maintained under our deferred compensation plan by each of the NEOs.

  Potential Payments Upon Termination of Employment

        We maintain employment agreements with each of our executives, including the NEOs, and certain other key employees. Each of the employment agreements has a term of one year that is automatically extended for successive one-year periods unless either party terminates the agreement upon at least one year notice prior to the end of any one-year term. Under the employment agreements and certain other arrangements we have with the NEOs, we may be required to provide compensation in the event of a termination of employment or a change in control of the company. As a condition to each executive's entitlement to receive payments under the employment agreements, the executive is required to execute a waiver of claims against us and to abide by certain non-disclosure, non-competition and non-solicitation requirements. These restrictions prohibit executives from engaging in any business that competes with any of our business operations for a period of six months following the date of termination and from soliciting for employment, hiring or retaining any of our employees for a period of one year following the date of termination.

        Voluntary termination and termination for cause —  Each of the NEOs may terminate his or her employment at any time. In addition, we may terminate the employment of the NEOs for cause at any time. Under the terms of the employment agreements with each NEO, a termination is for cause if it is for any of the following reasons:

  •
  a willful and continual failure to perform his or her duties;

  •
  gross misconduct that is materially and demonstrably detrimental to us; or

  •
  the commission of a felony.

        If we terminate an executive's employment for cause or if an executive terminates his or her employment for any reason prior to a change of control or for other than good reason following a change of control, then we will pay the executive an amount equal to the executive's accrued and unpaid base salary and unused vacation time. If we terminate an executive's employment for cause or if the executive terminates his or her employment for any reason without our consent, then all of the unexpired, unvested restricted stock, restricted stock units, performance units, stock options, performance-contingent phantom stock or other awards granted to the executive under our stock incentive plan that remain outstanding on the date of termination shall automatically be forfeited. If we terminated each of the executives named in this proxy statement for cause or if each of the NEOs terminated his or her employment on December 31, 2011, then the executives would not have been entitled to receive any amounts from us.

        Termination without cause prior to a change of control —  Each of the NEOs may be entitled to certain benefits if we terminate the executive's employment for reasons other than cause. If we terminate an executive without cause prior to a change of control, then under the terms of the employment agreement we will pay the executive a lump sum cash amount equal to the following:

  •
  one times (two times for Mr. Leer) the executive's annual base salary;

  •
  12 times (18 times for Mr. Leer) the effective monthly COBRA rate;

  •
  12 times (24 times for Mr. Leer) the applicable monthly life insurance premium rate;

  •
  a pro-rata portion of any amounts to which the executive would be entitled under our annual cash incentive awards or our long-term cash and equity-based incentive awards;

  •
  one times the higher of the executive's annual cash incentive award for the most recent year or the average annual cash incentive award for the three preceding years;

  •
  the matching contribution under our defined contribution plan and executive deferred compensation plan and the annual cash balance credit amounts under our defined benefit plans as if the executive continued to participate in those plans for a period of 12 months (24 months for Mr. Leer) and the amount of any related income taxes; and

  •
  the value of any unused vacation time.

        In addition, if we terminate an executive for reasons other than for cause prior to a change of control, all unexpired stock options held by the executive on the date of termination will immediately vest and become exercisable by the executive in accordance with the terms of our stock incentive plan and related stock option award agreements. Also, we have agreed to reimburse the executives named in this proxy statement for the cost of financial counseling services (up to a maximum of $5,000) for a period of 12 months (24 months for Mr. Leer), the cost of reasonable outplacement services for a period of 12 months (24 months for Mr. Leer) and the amount of any excise taxes imposed on the executive under the Code.

        The following table shows the amounts each of the executives named in this proxy statement would receive if we terminated his or her employment for reasons other than for cause prior to a change of control on December 31, 2011:

	Steven F. Leer	John T. Drexler	John W. Eaves	Paul A. Lang	David N. Warnecke
Cash payments:
Cash severance	$3,476,972	$962,550	$1,448,673	$1,035,489	$741,700
Healthcare coverage	31,050	20,700	20,700	20,700	20,700
Life insurance premiums	3,159	729	1,029	810	648
Incentive awards(1)	3,242,917	1,087,500	1,994,334	1,156,437	1,041,250
Retirement benefits	1,496,470	177,191	375,846	263,782	237,847
Financial counseling and outplacement services	30,000	20,000	20,000	20,000	20,000
Accrued salary and accrued vacation	—	—	—	—	—
Acceleration of equity awards:
Stock options	47,426	14,639	29,980	15,456	15,042

Total	8,327,994	2,283,309	3,890,562	2,512,674	2,077,187

(1)
For purposes of estimating the amounts payable by us under our annual cash incentive awards for the second half of the year or our long-term cash and equity-based incentive awards, we have assumed that we achieved target levels of performance under those awards.

        Termination in connection with a change of control —  Each of the NEOs may be entitled to certain benefits if we terminate the executive's employment for reasons other than cause following a change of control or if the executive terminates his or her employment for good reason during the two years following a change of control. Under the terms of the employment agreements with the NEOs, a termination is for good reason if it is for any of the following reasons:

  •
  a material diminution in position, title, duties, responsibilities or authority;

  •
  a reduction in base salary or a failure to increase base salary by a percentage that is similar to the average percentage increase in base salary for other officers;

  •
  (i) the discontinuation of an incentive, retirement, stock ownership or health and welfare plan, (ii) the adoption of changes to those plans that would adversely affect participation or materially reduce benefits or (iii) the reduction of incentive compensation levels;

  •
  the relocation of our executive offices outside the St. Louis metropolitan area or the failure to pay relocation expenses, including the amount of any loss on the sale of a personal residence;

  •
  a material breach of the employment agreement; or

  •
  a failure to require a successor to assume the employment agreement.

  Under the terms of the employment agreements with each NEO, a change of control means any of the following:

  •
  a consolidation, merger or similar transaction in which we do not survive or in which shares of our common stock are converted into cash, securities or other property, other than a merger in which the holders of our common stock immediately prior to the merger maintain substantially the same proportionate ownership of the common stock of the surviving entity immediately after the merger;

  •
  the sale, lease, exchange or other transfer of all or substantially all of our assets;

  •
  the approval by our stockholders of a plan of liquidation or dissolution; or

  •
  the failure of our directors to constitute a majority of our board of directors at any time during any two consecutive years.

        If we terminate an executive for reasons other than for cause following a change of control or if the executive terminates his or her employment for good reason during the two years following a change of control, then under the terms of the employment agreement we will pay the executive a lump sum cash amount equal to the following:

  •
  two times (three times for Mr. Leer) the executive's highest annual base salary during the preceding three years;

  •
  18 times the effective monthly COBRA rate;

  •
  24 times (36 times for Mr. Leer) the applicable monthly life insurance premium rate;

  •
  the full amount of any long-term cash awards and a pro-rata portion of any amounts to which the executive would be entitled under our annual cash incentive awards;

  •
  two times (three times for Mr. Leer) the higher of the executive's annual cash incentive award for the most recent year or the average annual cash incentive award for the three years preceding the date of termination;

  •
  the matching contribution under our defined contribution plan and non-qualified executive deferred compensation plan and the annual credit amounts under our defined benefit plans as if the executive continued to participate in those plans for a period of 24 months (36 months for Mr. Leer) and the amount of any related income taxes; and

  •
  the value of any unused vacation time.

        In addition to the foregoing, if we terminate an executive for reasons other than for cause following a change of control, all unexpired stock options held by the executive on the date of termination will immediately vest and become exercisable by the executive in accordance with the terms of our stock incentive plan and related equity award agreements. Also, we have agreed to reimburse each NEO for the cost of financial counseling services (up to a maximum of $5,000) for a period of 24 months (36 months for Mr. Leer), the cost of reasonable outplacement services for a period of 24 months (36 months for Mr. Leer) and the amount of any excise taxes imposed on the executive under the Code. While employment agreements entered into before January 2010 provide a gross-up provision for certain excise taxes, in addition to other taxes, our Board, upon the recommendation of the Committee, has established a policy that no tax gross up provision is to be included in any employment agreement entered into after January 1, 2010.

        The following table shows the amounts each NEO would receive if we terminated their employment on December 31, 2011 for reasons other than for cause following a change of control or if each of the executives named in this proxy statement terminated his or her employment on December 31, 2011 for good reason following a change of control:

	Steven F. Leer	John T. Drexler	John W. Eaves	Paul A. Lang	David N. Warnecke
Cash payments:
Cash severance	$7,505,916	$1,925,100	$2,897,346	$2,070,978	$1,825,100
Healthcare coverage	31,050	31,050	31,050	31,050	31,050
Life insurance premiums	4,738	1,458	2,057	1,620	1,296
Incentive awards(1)	536,250	180,000	285,750	198,521	120,000
Retirement benefits	2,108,984	309,878	676,571	470,569	438,158
Financial counseling and outplacement services	40,000	30,000	30,000	30,000	30,000
Accrued salary and accrued vacation	—	—	—	—	—
Excise tax and gross up(2)	5,022,815	1,702,038	0	1,605,555	1,229,529
Acceleration of equity awards:
Stock options(3)	—	—	—	—	—

Total	15,249,754	4,179,524	3,922,774	4,408,320	3,333,433

(1)
For purposes of estimating the amounts payable by us under our annual cash incentive awards, we have assumed that we achieved target levels of performance under those awards. Payouts under performance units would be triggered upon a change of control and, accordingly, we have not included those payouts in the table above. Instead, payouts under performance units have been included in the table below under the heading "Potential Payments Upon Change-in-Control."

(2)
We have assumed that the effective federal income tax rate is 35% and that the effective state income tax rate is 6%.

(3)
All outstanding options become fully exercisable upon a change of control and, accordingly, have not been included in the table above. Instead, the value has been included in the table below under the heading "Potential Payments Upon Change-in-Control."

        Retirement, death and disability —  In the event an executive's employment is terminated as a result of his or her retirement, death or disability, then we will pay the executive an amount equal to the executive's accrued and unpaid base salary, unused vacation time and all other amounts, including payouts under our annual cash incentive awards, that the executive has earned but which have not yet been paid. If an executive's employment is terminated as a result of his or her retirement, death or disability, then all of the vested stock options that remain outstanding will remain exercisable for a period of one year from death or disability. In the event of a retirement, the options are exercisable for a period earlier of 5 years or the term of the original grant. Any restricted stock, restricted stock units, performance units, performance-contingent phantom stock or other awards granted to the executive under our stock incentive plan that remain outstanding on the date of termination are forfeited.

        The following table shows the amounts each NEO would receive if the employment of the executive terminated on December 31, 2011 as a result of his or her retirement, death or disability:

	Steven F. Leer	John T. Drexler	John W. Eaves	Paul A. Lang	David N. Warnecke
Cash payments:
Cash severance	—	—	—	—	—
Healthcare coverage	—	—	—	—	—
Life insurance premiums	—	—	—	—	—
Incentive awards(1)	$536,250	$180,000	$285,750	$198,521	$120,000
Retirement benefits	—	—	—	—	—
Financial counseling and outplacement services	—	—	—	—	—
Accrued salary and accrued vacation	—	—	—	—	—
Excise tax and gross up	—	—	—	—	—
Acceleration of equity awards:
Stock options	47,426	14,639	29,980	15,456	15,042

Total	583,676	194,639	315,730	213,977	135,042

(1)
For purposes of estimating the amounts payable by us under our annual cash incentive awards, we have assumed that we achieved target levels of performance for the second half of the year under those awards.

  Potential Payments Upon Change-in-Control

        Under the terms of our stock incentive plan and the agreements governing the various awards outstanding at December 31, 2011, each NEO would be entitled to certain benefits in the event a change in control occurs. Under the terms of our stock incentive plan, all outstanding stock options will become fully exercisable and will remain exercisable for the original term of the options, all outstanding restricted stock and restricted stock units will become fully vested and be distributed to the executive, and all of the performance units and performance-contingent phantom stock will be paid out in the event a change of control occurs.

        Under the terms of the stock incentive plan, a change in control means any change in control that would be required to be reported as such with the Securities and Exchange Commission, including without limitation any of the following:

  •
  a consolidation or merger in which we do not survive or in which shares of our common stock are converted to cash, securities or other property, other than a merger in which the holders of our common stock immediately prior to the merger maintain more than 50% of the ownership of common stock of the surviving corporation immediately after the merger;

  •
  the sale, lease, exchange or other transfer of all or substantially all of our assets;

  •
  the adoption by our board of directors of a plan of liquidation or dissolution; or

  •
  the acquisition by any person of more than 20% of our outstanding common stock.

        The following table shows the amounts each NEO would receive if we had undergone a change of control on December 31, 2011.

	Steven F. Leer	John T. Drexler	John W. Eaves	Paul A. Lang	David N. Warnecke
Cash payments:
Cash severance	—	—	—	—	—
Healthcare coverage	—	—	—	—	—
Life insurance premiums	—	—	—	—	—
Incentive awards(1)	$7,315,000	$2,475,000	$4,634,000	$2,612,500	$2,475,000
Retirement benefits	—	—	—	—	—
Financial counseling and outplacement services	—	—	—	—	—
Accrued salary and accrued vacation	—	—	—	—	—
Excise tax and gross up	—	—	—	—	—
Acceleration of equity awards:
Restricted stock units and restricted stock(2)	532,154	107,374	350,417	549,204	95,766
Stock options	47,426	14,639	29,980	15,456	15,042

Total	7,894,580	2,597,013	5,014,397	3,177,160	2,585,808

(1)
For purposes of estimating the amounts payable by us under performance unit awards, we have assumed that we achieved maximum levels of performance under those awards.

(2)
For purposes of estimating the amounts payable under the stock incentive plan in the event of a change of control, we have calculated the value of accelerated vesting of restricted stock units and restricted stock by multiplying the number of shares underlying unvested restricted stock units outstanding at December 31, 2011 by the closing price of our common stock on December 31, 2011.

 DIRECTOR COMPENSATION

        Our director compensation program is designed to compensate our non-employee directors, through a simple and understandable structure, for the amount of work required for a company of our size and scope and to align the interests of our non-employee directors with the long-term interests of our stockholders. Directors who are employees do not receive separate retainers or attendance fees for their service as directors, and their compensation is discussed under "Executive Compensation" above.

        The Nominating and Corporate Governance Committee (the "Committee") periodically reviews the compensation structure and amounts for our non-employee directors. Our human resources department supports the Committee by researching the structures and amounts of compensation programs sponsored by other similarly-sized public companies and compiling the results of that research for the Committee. From time to time, the Committee may engage a compensation consultant to provide survey or proxy data on the structure and amount of director compensation for other companies.

        Compensation.    Our Board has adopted the following compensation structure for our directors. All fees outlined below are paid on a quarterly basis.

Annual retainer	$120,000
Additional retainer — Lead Director	$15,000
Additional retainer — Chairman of the Audit Committee	$30,000
Additional retainer — Chairman of P & C Committee	$15,000
Additional retainer — Chairman of other committees	$10,000
Additional committee retainer fee — Audit Committee	$15,000
Additional committee retainer fee — all other committees	$10,000
New director fee	$60,000	(1)
Restricted Stock Units	2,500	(2)

(1)
Non-employee directors must defer 100% of the new director fee into a hypothetical investment in Arch Coal common stock pursuant to a deferred compensation plan for non-employee directors described below.

(2)
Beginning in 2012, the Board increased non-employee director compensation by 2,500 restricted stock units per year. These restricted stock units vest on the day such director retires from the Board.

        Deferred Compensation Plan.    Our Board has adopted a deferred compensation plan for non-employee directors. Under the plan, non-employee directors may choose to defer receipt of any or all of the compensation paid to them in a cash account that mirrors the gains and/or losses of a number of different investment funds, one of which is a hypothetical investment in shares of our common stock. We credit each non-employee director's account with the number of units equal to the number of shares or units that the non-employee director could purchase or receive with the amount of compensation deferred under the plan on the date we credit the non-employee director's account, based upon the fair market value of the underlying investment on that date.

        When a director terminates his or her service as a director, we will pay the amount of compensation deferred under the plan to the director (or to his or her designated beneficiary in the event of death) in annual installments or in a lump sum, at the director's election. The amount we pay will be based on the number of units credited to each director's account, valued on the basis of the fair market value of an equivalent number of shares or units of the underlying investment on the date payment occurs. We may also pay a director the amount of compensation deferred under the plan prior to the termination of a director's service as a director if the board of directors determines that the director has a demonstrated financial hardship.

        Other Compensation Arrangements.    In addition to the compensation elements described above, we sponsor a director matching gift program. Under our matching gift program, we donate $2.00 for each dollar contributed by a director to accredited institutions of higher education up to a maximum of $6,000 each year. We have included the matching gifts paid on behalf of each of our non-employee directors for 2011 in the table below. We have included the matching gifts paid on behalf of Mr. Leer in the column titled "All Other Compensation" in the Summary Compensation Table above. During 2011, we did not pay any matching gifts on behalf of Mr. Eaves. We reimburse each director for their travel expenses incurred in connection with attendance at board and committee meetings and other matters related to service on our board of directors and for the costs of attending continuing education seminars. We also pay the premiums for directors' liability insurance and travel accident insurance for each director. These amounts are not included in the table below since they are deemed to be business-related payments and not perquisites. We do not maintain a directors' retirement plan, and non-employee directors do not participate in our health, welfare or benefit plans.

        Stock Ownership Guidelines.    In order to more closely align the interests of our non-employee directors with the long-term interests of our stockholders, our board of directors has adopted stock ownership guidelines for non-employee directors. The guidelines establish a goal for each of our non-employee directors to own a number of shares of our common stock equal in value to $300,000. Each non-employee director is expected to satisfy this goal within five years of becoming a director. As of December 31, 2011, each of the non-employee directors who has been on our board of directors for at least five years satisfied the stock ownership goal adopted by the board of directors. You should see the table under the heading "Security Ownership of Directors and Executive Officers" for more information about the beneficial ownership of our common stock by our non-employee directors.

        The following table sets forth compensation paid to each non-employee director during 2011.

Name	Fees Earned or Paid in Cash(1)	All Other Compensation ($)(2)	Total ($)
James R. Boyd	$170,000	$6,000	$176,000
David D. Freudenthal	168,750	—	168,750
Patricia F. Godley	165,000	—	165,000
Douglas H. Hunt	140,000	6,000	146,000
Brian J. Jennings	175,000	—	175,000
J. Thomas Jones	145,000	—	145,000
Thomas A. Lockhart(3)	105,000	6,000	111,000
George C. Morris III	—	—	—
A. Michael Perry	145,000	—	145,000
Robert G. Potter	155,000	—	155,000
Theodore D. Sands	160,000	—	160,000
Wesley M. Taylor	147,500	—	147,500
Peter I. Wold	142,500	6,000	148,500

(1)
Amounts shown include amounts that the directors elected to defer, on a discretionary basis, pursuant to our deferred compensation plan for non-employee directors described above.

(2)
Amounts shown represent contributions under our director matching gift program.

(3)
Mr. Lockhart retired from our board of directors on April 28, 2011.

PERSONNEL AND COMPENSATION COMMITTEE REPORT

        The Personnel and Compensation Committee is comprised entirely of independent directors and has the responsibility for reviewing and recommending changes in our executive compensation policies and programs to the board of directors. The committee also reviews and makes recommendations for all compensation payments to our chief executive officer and other executives, which are approved by the board of directors as a whole.

        The Personnel and Compensation Committee has reviewed and met with management to discuss the disclosures contained in the section of this proxy statement entitled "Executive Compensation — Compensation Discussion and Analysis." Based on that review and discussions with management, the Personnel and Compensation Committee recommended to the board of directors, and the board of directors approved, including the disclosures contained in the section entitled "Compensation Discussion and Analysis" in this proxy statement and, by incorporating that section by reference, in the Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

PERSONNEL AND COMPENSATION COMMITTEE
Robert G. Potter, Chairman Wesley M. Taylor, Vice Chairman Douglas H. Hunt Theodore D. Sands Peter I. Wold

 AUDIT COMMITTEE REPORT

        The Audit Committee oversees the Company's financial reporting process on behalf of the board of directors. Management is primarily responsible for the financial statements and reporting process, including the systems of internal controls, while the independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with auditing standards generally accepted in the United States and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

        In this context, the Audit Committee has reviewed the Company's audited consolidated financial statements and has met with and held discussions with management, our internal auditors and with Ernst & Young LLP, the Company's independent registered public accounting firm, to discuss those financial statements and related matters. The Audit Committee reviewed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee also met, at least quarterly, with the auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. The Audit Committee also reviewed with the independent auditors their judgment as to the quality and the appropriateness of the Company's accounting principles and financial controls and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States.

        The Company's independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter prescribed by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditors that firm's independence, including those matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee considered whether the performance by Ernst & Young LLP of non-audit services was compatible with their independence.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board of directors approved, including the audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission. The Audit Committee has retained Ernst & Young LLP as the Company's independent registered public accounting firm for 2012.

        While the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate or are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor.

AUDIT COMMITTEE
Brian J. Jennings, Chairman James R. Boyd Governor David D. Freudenthal Patricia F. Godley J. Thomas Jones A. Michael Perry

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth, as of March 1, 2012, information concerning the beneficial ownership of our common stock by each director, each of the executives named in this proxy statement and all current directors and executive officers as a group. Under rules of the Securities and Exchange Commission, persons who have power to vote or dispose of securities, either alone or jointly with others, are deemed to be the beneficial owners of such securities. Each person reflected in the table below has both sole voting and investment power with respect to the shares included in the table, except as described in the footnotes below:

Name of Beneficial Owner	Number of Actual Shares Owned Directly or Indirectly(1)	Options Exercisable Within 60 Days(2)	Total Beneficial Ownership	Percent of Class	Other Stock-Based Items(3)	Total Stock-Based Ownership
James R. Boyd, Director	102,078	—	102,078	*	110,725	212,803
John W. Eaves, President, Chief Operating Officer and Director	253,559	452,280	705,839	*	53,300	759,139
David D. Freudenthal, Director	—	—	—	—	7,435	7,435
Patricia F. Godley, Director	1,000	—	1,000	*	47,583	48,583
Douglas H. Hunt, Director	22,000	—	22,000	*	66,090	88,090
Brian J. Jennings, Director	—	—	—	—	37,881	37,881
J. Thomas Jones, Director	—	—	—	—	11,041	11,041
Steven F. Leer, Chairman and Chief Executive Officer	565,442	813,325	1,378,767	*	81,850	1,460,617
George C. Morris III, Director	10,653	—	10,653	*	—	10,653
A. Michael Perry, Director	14,898	—	14,898	*	35,733	50,631
Robert G. Potter, Director	36,000	—	36,000	*	59,411	95,411
Theodore D. Sands, Director	26,000	—	26,000	*	53,690	79,690
Wesley M. Taylor, Director	16,280	—	16,280	*	22,301	38,581
Peter I. Wold, Director	6,500	—	6,500	*	13,336	19,836
John T. Drexler, Senior Vice President and Chief Financial Officer	11,517	142,712	154,229	*	34,616	188,845
Paul A. Lang, Executive Vice President, Operations	65,416	192,017	257,433	*	33,000	290,433
David N. Warnecke, Senior Vice President-Marketing and Trading	11,641	192,225	203,866	*	26,400	230,266
All of our directors and executive officers as a group (23 persons)	1,277,226	2,376,582	3,653,808	2.0%	803,481	4,457,289

*
Less than one percent of the outstanding shares.

(1)
Includes, for executive officers, shares of restricted stock, shares of our common stock that the executives have elected to defer under our deferred compensation plan for executive officers and indirect interests in shares of our common stock held under our defined contribution plan.

(2)
Represents shares of our common stock that could be acquired by exercising stock options through April 30, 2012.

(3)
Includes, for directors, unvested restricted stock units, indirect interests in shares of our common stock held under our deferred compensation plan for non-employee directors. Includes, for executive officers, unvested restricted stock units awarded to executives under our equity-based compensation plans and indirect interests in shares of our common stock held under our deferred compensation plan for executive officers. While restricted stock units and indirect interests in shares of our common stock under our deferred compensation plans may not be voted or transferred, we have included them in the table as they represent an economic interest in our common stock that is subject to the same market risk as ownership of actual shares of our common stock.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table shows all persons or entities that we know were "beneficial owners" of more than five percent of our common stock on March 1, 2012.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	24,900,456	(1)	11.7%
Tradewinds Global Investors, LLC 2049 Century Park East, 20th Floor Los Angeles, CA 90067	23,508,865	(2)	11.1%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	15,452,296	(3)	7.2%

(1)
Based on its filings with the Securities and Exchange Commission, T. Rowe Price Associates, Inc. is the beneficial owner of 24,900,456 shares of our common stock as a result of acting as investment advisor to various investment companies registered under the Investment Company Act of 1940. T. Rowe Price Associates, Inc. has the sole voting power over 9,847,639 shares of our common stock and the sole dispositive power over 24,900,456 shares of our common stock. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)
Based on its filings with the Securities and Exchange Commission, Tradewinds Global Investors, LLC is the beneficial owner of 23,508,865 shares of our common stock. Tradewinds Global Investors, LLC has the sole voting power over 19,160,526 shares of our common stock and sole dispositive power over 23,508,865 shares of our common stock.

(3)
Based on its filings with the Securities and Exchange Commission, BlackRock, Inc. has the sole voting power and sole dispositive power over 15,452,296 shares of our common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and any persons beneficially holding more than ten percent of our common stock to report their ownership of common stock and any changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. The Securities and Exchange Commission has established specific due dates for these reports, and we are required to report in this proxy statement any failure to file by these dates. Based solely on a review of the copies of the reports furnished to us and written representations that no other such statements were required, we believe that all such reports of our directors and executive officers were filed on a timely basis.

 STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

        If you wish to submit proposals for possible inclusion in our 2013 proxy materials, we must receive them at our principal executive offices no later than the close of business on November 16, 2012. Proposals should be addressed to Robert G. Jones, Senior Vice President-Law, General Counsel and Secretary, Arch Coal, Inc., One CityPlace Drive, Suite 300, St. Louis, Missouri 63141.

        If you wish to nominate directors and/or propose proper business from the floor for consideration at the 2013 annual meeting of stockholders, our bylaws provide that:

  •
  you must notify our secretary in writing;

  •
  your notice must have been received at our headquarters not earlier than January 29, 2013 and not later than February 18, 2013; and

  •
  your notice must contain the specific information required in our bylaws.

        We will send copies of these requirements to any stockholder who writes to us requesting this information. Please note that these three requirements apply only to matters that you wish to bring before your fellow stockholders at the 2013 annual meeting of stockholders without submitting them for possible inclusion in our 2013 proxy materials.

 INTERNET AVAILABILITY OF PROXY MATERIALS
Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be held on April 26, 2012

        The notice of annual meeting, proxy statement and our 2011 annual report may be viewed online under "Annual Reports" in the Investors section of our website at http://investor.archcoal.com/annuals.cfm. Information on our website does not constitute part of this proxy statement. You may find more information about the date, time and location of the annual meeting of stockholders, as well as the items to be voted on by stockholders at the annual meeting, in the section of this proxy statement entitled "Questions and Answers About the Annual Meeting." There, you will also find information about attending the annual meeting and voting your proxy, including where you may find the individual control numbers necessary to vote your shares by telephone or over the Internet.

        If you are a stockholder of record and are interested in receiving future proxy statements and annual reports electronically, you should contact our transfer agent by accessing your account at amstock.com and selecting "Shareholder Account Access." If you hold shares of our common stock through a broker, bank or other nominee, please refer to the instructions provided by that entity for instructions on how to elect this option.

PROXY SOLICITATION

        We are paying the cost of preparing, printing, and mailing these proxy materials. We will reimburse brokerage firms, banks and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions.

        Proxies will be solicited by mail and also may be solicited by our executive officers and other employees personally, by telephone or by electronic means, but such persons will not be specifically compensated for such services. It is contemplated that brokerage firms, banks, custodians, fiduciaries and other nominees will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons, and we will reimburse them for their reasonable expenses incurred. If we decide to retain a proxy solicitor, we will pay the fees charged by the proxy solicitor.

(This page has been left blank intentionally.)

DIRECTIONS TO THE ANNUAL MEETING

        From downtown St. Louis: Take Highway 40 West approximately 14 miles to Interstate 270 North (Exit #25). Continue approximately two miles on Interstate 270 North to Olive Boulevard (Exit #14). Take Olive Boulevard East one mile to CityPlace Drive. Turn North on CityPlace Drive and continue to our headquarters at CityPlace One.

        From Lambert International Airport: Take Highway 70 West approximately three miles to Interstate 270 South (Exit #232). Continue approximately six miles on Interstate 270 South to Olive Boulevard (Exit #14). Take Olive Boulevard East one mile to CityPlace Drive. Turn North on CityPlace Drive and continue to our headquarters at CityPlace One.

By Order of the Board of Directors,

Robert G. Jones Senior Vice President — Law, General Counsel and Secretary
March 16, 2012

ANNUAL MEETING OF STOCKHOLDERS OF ARCH COAL, INC. April 26, 2012 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting and proxy statement are available at http://investor.archcoal.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors: David D. Freudenthal Patricia F. Godley George C. Morris, III Wesley M. Taylor Peter I. Wold 2. Ratification of the appointment of the independent registered public accounting firm. 3. Advisory vote to approve executive compensation. 4. Shareholder proposal regarding the preparation of an additional environmental report. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made on any one or more matters, this proxy will be voted FOR each nominee, FOR ratification of the appointment of the independent registered public accounting firm, FOR the advisory vote to approve executive compensation and AGAINST the shareholder proposal, as applicable. The board of directors recommends a vote FOR each nominee, FOR ratification of the appointment of the independent registered public accounting firm, FOR the advisory vote to approve executive compensation and AGAINST the shareholder proposal. Arch Coal, Inc. encourages you to take advantage of the convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or by telephone. This eliminates the need to return the proxy card. YOUR VOTE IS IMPORTANT. PLEASE VOTE IMMEDIATELY. If you vote over the Internet or by telephone, please do not mail your card. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES IN THE ELECTION OF DIRECTORS, “FOR” RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, “FOR” THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION AND “AGAINST” THE SHAREHOLDER PROPOSAL. PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE Please detach along perforated line and mail in the envelope provided. 20533300000000001000 7 042612 Please check here if you plan to attend the meeting:

0 14475 ARCH COAL, INC. This proxy is solicited on behalf of the Board of Directors of Arch Coal, Inc. for the annual meeting of stockholders to be held on April 26, 2012 The undersigned hereby appoints STEVEN F. LEER and ROBERT G. JONES, and each of them, with power of substitution, as the proxy of the undersigned to represent the undersigned and to vote all shares of common stock which the undersigned would be entitled to vote, if personally present at the annual meeting of stockholders of Arch Coal, Inc. to be held at its headquarters at CityPlace One, One CityPlace Drive, St. Louis, Missouri 63141, at 10:00 a.m., Central time, on Thursday, April 26, 2012, in the lower level auditorium, and at any adjournments thereof, with all powers the undersigned would possess if present at such meeting on the matters set forth on the reverse side hereof and all other matters properly coming before the meeting. If the undersigned is a participant in the Arch Coal, Inc. Employee Thrift Plan and this proxy card is received on or before April 16, 2012, then this card also provides voting instructions to the trustee of such plan to vote at the annual meeting, and any adjournments thereof, all shares of Arch Coal common stock held in the undersigned's plan account as specified upon the matters set forth on the reverse side hereof and all other matters properly coming before the meeting. If the undersigned is a participant in one of these plans and does not instruct the trustee by April 16, 2012, then the trustee will vote the undersigned's plan account shares in proportion to the votes of the other participants in that plan. In addition, the trustee will vote unallocated shares in the plan in direct proportion to voting by allocating shares for which instructions have been received. PLEASE SEE REVERSE SIDE FOR INFORMATION ON VOTING YOUR PROXY BY TELEPHONE OR INTERNET. The Proxies cannot vote your shares unless you vote. YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING YOUR SHARES. ARCH COAL, INC. Annual Meeting of Stockholders Thursday, April 26, 2012 ADMISSION TICKET *REQUIRED FOR MEETING ATTENDANCE * PERMITS ONE TO ATTEND* YOUR VOTE IS IMPORTANT!

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors: David D. Freudenthal Patricia F. Godley George C. Morris, III Wesley M. Taylor Peter I. Wold 2. Ratification of the appointment of the independent registered public accounting firm. 3. Advisory vote to approve executive compensation. 4. Shareholder proposal regarding the preparation of an additional environmental report. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made on any one or more matters, this proxy will be voted FOR each nominee, FOR ratification of the appointment of the independent registered public accounting firm, FOR the advisory vote to approve executive compensation and AGAINST the shareholder proposal, as applicable. The board of directors recommends a vote FOR each nominee, FOR ratification of the appointment of the independent registered public accounting firm, FOR the advisory vote to approve executive compensation and AGAINST the shareholder proposal. Arch Coal, Inc. encourages you to take advantage of the convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or by telephone. This eliminates the need to return the proxy card. YOUR VOTE IS IMPORTANT. PLEASE VOTE IMMEDIATELY. If you vote over the Internet or by telephone, please do not mail your card. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: ANNUAL MEETING OF STOCKHOLDERS OF ARCH COAL, INC. April 26, 2012 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES IN THE ELECTION OF DIRECTORS, “FOR” RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, “FOR” THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION AND “AGAINST” THE SHAREHOLDER PROPOSAL. PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 20533300000000001000 7 042612 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting and proxy statement are available at http://investor.archcoal.com Please check here if you plan to attend the meeting: x